MASTER CREDIT AND SECURITY AGREEMENT

among

SKY BANK

and

TRIBECA LENDING CORPORATION

and

THOSE SUBSIDIARIES WHICH RECEIVE ADVANCES HEREUNDER

Dated as of February 28, 2006

Master Credit and Security Agreement

This Master Credit and Security Agreement (the “Agreement”) is entered into as of February 28, 2006, between Tribeca Lending Corporation, a New York corporation (the “Company”), having its principal office at Six Harrison Street, New York, New York 10013, and Sky Bank, an Ohio banking corporation (the “Bank”), having an office at 110 East Main Street, Salineville, Ohio 43945. The Subsidiaries of the Company which receive Company Subsidiary Loans under this Agreement or which have heretofore received Company Subsidiary Loans will also become parties hereto.

WHEREAS, the Company has entered into a certain Warehouse Line of Credit and Security Agreement with Bank originally dated as of September 30, 2003, as amended from time to time and as amended and restated as of October 18, 2005 (the “Warehouse Line of Credit Agreement”) pursuant to which Bank has granted a warehouse line of credit to Company (the “Warehouse Line of Credit”) for the purpose of financing the Company’s origination of first lien residential mortgage loans (the “Warehouse Line Loans”);

Whereas, Bank, the Company and certain Company Subsidiaries have previously entered into loan arrangements, whereby Bank and the Company and each respective Company Subsidiary entered into a separate term loan and security agreement and a promissory note for the purpose of financing the transfer, assignment and sale of the Warehouse Line Loans from the Company to Company Subsidiaries;

Whereas Bank, the Company and each Company Subsidiary which have previously entered into a loan and security agreement, desire to amend and restate each such loan and security agreement;

Whereas, at the request of the Company, Bank will from time to time continue to extended credit to Company Subsidiaries and to additional Subsidiaries of the Company (i) to finance each such Company Subsidiary’s acquisition of Warehouse Line Loans financed by the Company under the Warehouse Line of Credit, or (ii) to consolidate and refinance such extensions of credit made earlier by Bank to a Company Subsidiary, and a list of all such now outstanding extensions of credit from Bank to an existing Company Subsidiary being set forth on Schedule I attached hereto; and

WHEREAS, the Company has accordingly asked Bank, and Bank is willing, to amend and restate each such existing loan and security agreement and to continue to extend credit to Subsidiaries of the Company from time to time to finance the acquisition, assignment, and purchase of the Warehouse Line Loans from the Company; and the parties now desire to set forth herein the terms and conditions to which all such prior extensions of credit shall now be subject, and under which all such future extensions of credit for those purposes shall be made, and the security provided for the repayment thereof;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

Section 1.1.Defined Terms. Capitalized terms defined below or elsewhere in this Agreement (including the Exhibits hereto) shall have the following meanings:

“Administrative Services Agreement” has the meaning set forth in Section 10.1 hereof.

“Administrative Servicing Fee” means the amounts to be agreed to be paid to Franklin Credit as compensation for administrative services it provides in connection with the Pledged Mortgage Loans pursuant to the Administrative Services Agreement, which amount will be described in the Administrative Services Agreement.

 “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Aggregate Pool Value” means, as of any date of determination, the sum of the Pool Values of each Mortgage Pool as of said date.

“Agreement” means this Master Credit and Security Agreement, either as originally executed or as it may from time to time be supplemented, modified or amended.

“Alternate Base Rate” shall mean, the one (1) month London Interbank Offered Rate (LIBOR) as published in the "MONEY RATES" column of The Wall Street Journal. The interest rate shall be adjusted on the first day of each month based upon the Alternate Base Rate then in effect, or if the first day of the month is not a Business Day, then based upon the Alternate Base Rate in effect on the first Business Day of such month. It is understood and agreed that the Alternate Base Rate is a reference rate only and does not necessarily represent the lowest or best rate actually charged to any customer.

“Bank” has the meaning set forth in the first paragraph of this Agreement.

“BOS” means BoS (USA), Inc., a Delaware corporation., provided, however, any reference to BOS in this Agreement shall only have and take effect if and when the BOS Master Agreement has been entered into by Company and BOS.

“BOS Account” means the account designated the Tribeca-BOS Collateral Account established by Bank, as servicer, for the benefit of BOS under and pursuant to the BOS Master Agreement.

“BOS Master Agreement” means, if and when executed, that certain Master Credit and Security Agreement among BOS, the Company and its Subsidiaries which from time to time become a party thereto, as the same may be amended from time to time.

“BOS Portfolio Deficiency Amount” means an amount equal to the amount by which (i) the total amount allocable pursuant to Section 2.5(a)(i) and Section 2.5(a)(ii) of the BOS Master Agreement exceeds (ii) the amount on deposit, prior to such allocations pursuant to Section 2.5(a)(i) and Section 2.5(a)(ii) of the BOS Master Agreement, in the BOS Account.

“Business Day” means any day (excluding Saturday, Sunday and any legal holidays) on which banks in Cleveland, Ohio are generally open for the conduct of their commercial banking business.

“Collateral” has the meaning set forth in Section 3 hereof.

“Collateral Documents” means all Mortgage Loan Documents evidencing or securing or pertaining to any Pledged Mortgage Loan, whether now existing or hereafter arising, some or all of which may have been previously delivered to Bank by either the Company pursuant to the Warehouse Line of Credit Agreement or by a Company Subsidiary in connection with an existing Company Subsidiary Loan, and being generally described on Exhibit B attached hereto. Each Company Subsidiary obtaining a Company Subsidiary Loan hereunder shall be deemed to have delivered, or re-delivered, as applicable, to Bank hereunder all Collateral Documents evidencing or securing or related to the Pledged Mortgage Loans comprising the Mortgage Pool of Mortgage Loans owned by such Company Subsidiary. The term Collateral Documents shall also include any endorsements and assignments of such Mortgage Loan Documents from the Company to the applicable Company Subsidiary or from any other Company Subsidiary to the applicable Company Subsidiary.

“Commitment” has the meaning set forth in Section 2.1(a) hereof.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Subsidiary” means each Subsidiary of the Company, whether now existing or hereafter organized and created, which becomes a party to this Agreement and which has heretofore received or which hereafter receives a Company Subsidiary Loan.

“Company Subsidiary Loan” means any of the now existing loans from Bank to a Company Subsidiary which are listed on Schedule I attached hereto, or any loan contemporaneously herewith or hereafter made by Bank to a Company Subsidiary pursuant to this Agreement.

“Company Subsidiary Loan Request” means the current form in use by Bank as set forth in Exhibit A hereto. The Bank shall have the right, on not less than thirty (30) Business Days’ prior written notice to Company, to modify Exhibit A to conform to current legal requirements or Bank practices, and, as so modified, said Exhibits shall be deemed a part hereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Corporate Advances” means all customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by Company or any subservicer of its servicing obligations with respect to the preservation, restoration and protection of any Pledged Mortgage Loan.

 “Custodian” means the organization which holds Mortgage Loan Documents under any custodial agreement hereafter entered into by Bank, Company and Company Subsidiaries. No Custodial Agreement is currently in effect with respect to the Pledged Mortgage Loans, and, unless otherwise hereafter agreed to by Bank, Company and Company Subsidiaries, all Mortgage Loan Documents will be held by Bank.

“Custodial Agreement” means any custodial agreement hereafter entered into by Bank, Company and the Company Subsidiaries. No such Custodial Agreement is currently in effect with respect to the Pledged Mortgage Loans.

“Custodial Fees” means the amounts(s) to be paid to a Custodian as compensation for the custodial services it provides in connection with the Pledged Mortgage Loans pursuant to the Custodial Agreement, if any, which amount(s), including, if applicable, any portion thereof allocable to the Pledged Mortgage Loans shall be described in such Custodial Agreement.

“Debt” means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; (b) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; (c) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser, or otherwise (except as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire; and (d) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by such Person (even though such Person has not assumed or otherwise become liable for the payment of such indebtedness).

“Default” means the occurrence of any event or existence of any condition which, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Escrow Reserves” With respect to any Pledged Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the mortgagor with the mortgagee pursuant to the applicable Mortgage or other Mortgage Loan Document.

“Event of Default” means any of the conditions or events set forth in Section 8.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“FHA” means The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.

“FHLMC” means The Federal Home Loan Mortgage Corporation and any successor thereto.

“Floating Rate” has the meaning set forth in Section 2.4(a) hereof.

“FNMA” means The Federal National Mortgage Association and any successor thereto.

“Franklin Credit” means Franklin Credit Management Corporation.

“Franklin Line of Credit” means the Master Credit and Security Agreement among Sky Bank, Franklin Credit and those subsidiaries of Franklin Credit that now or hereafter are a party thereto.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GNMA” means Government National Mortgage Association or any successor thereto.

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“Indemnified Liabilities” has the meaning set forth in Section 9.2 hereof.

“Index” has the meaning set forth in Section 2.4(a) hereof.

“Insurer” means FHA, VA or a private mortgage insurer, as applicable.

“Inter-Creditor Agreement” or “Intercreditor Agreement” means, if and when executed, that certain Inter-Creditor Agreement, dated as of even date herewith, between Bank and BOS, that has been acknowledged and consented to by the Company and the Company Subsidiaries which from time to time become a party hereto. Each Company Subsidiary that becomes a party to this Agreement by executing a counterpart signature page shall also execute a Joinder to the Intercreditor Agreement acknowledging and consenting to the terms and provisions of the Intercreditor Agreement. Neither the Company nor any Company Subsidiary shall be bound by any amendment, restatement or modification to the Intercreditor Agreement, unless the same has been agreed to by the Company.

“Internal Revenue Code” means the Internal Revenue Code of 1986, or any subsequent federal income tax law or laws, as any of the foregoing have been or may from time to time be amended.

“Investor” means a third party financially responsible institution purchasing Mortgage Loans through Company or from a Company Subsidiary pursuant to a Purchase Commitment.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including without limitation any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.

“Loan Documents” means this Agreement, each Note, each security agreement executed and delivered by any Subsidiary of Company pursuant to Section 3.7 hereof, and any other agreements, instruments or documents now or hereafter executed and delivered pursuant to or in connection with any of the foregoing.

“Lockbox” means the post office box opened by Bank pursuant to the Lockbox Terms set forth on Exhibit E attached hereto for the receipt of payments relating to the Collateral.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Mortgage” means  a first-lien mortgage, first lien deed of trust, first lien security deed or similar first lien instrument on improved real property securing a Mortgage Loan.

“Mortgage Loan” means any loan evidenced by a Mortgage Note. A Mortgage Loan, unless otherwise expressly stated herein, means a Residential Mortgage Loan.

 “Mortgage Loan Documents” means the Mortgage, Mortgage Note, credit and closing packages, disclosures, and all other files, records and documents evidencing, securing, guaranteeing or otherwise arising in connection with or relating to any Pledged Mortgage Loan, and including, without limitation, (to the extent applicable) those documents listed on Exhibit B.

“Mortgage Loan Principal Balance” means, as of any date of determination, the outstanding principal balance of such Mortgage Loan as calculated pursuant to the Mortgage Loan Documents.

“Mortgage Loan Value” means as of any date of determination, with respect to any Mortgage Loan, the appraised value, at the time of origination, of the mortgaged properties then comprising the security for such Mortgage Loan.

“Mortgage Note” means a note secured by a Mortgage and evidencing a Mortgage Loan.

“Mortgage Pool” means, for each Company Subsidiary that now or hereafter becomes a party to this Agreement by executing a counterpart signature page of this Agreement, the pool of Pledged Mortgage Loans set forth on Exhibit D-1 to the counterpart signature page to be executed by such Company Subsidiary as set forth herein.

 “Net Worth” means, with respect to Company and its Subsidiaries at any date of determination, (a) Consolidated total assets of Company and its Subsidiaries at such date less (b) the sum of (i) Consolidated total liabilities of Company and its Subsidiaries at such date and (ii) the liquidation value of any redeemable preferred stock of Company and its Subsidiaries at such date, in each case as determined in accordance with GAAP.

“Note” has the meaning set forth in Section 2.3 hereof.

“Notices” has the meaning set forth in Section 11.3 hereof.

“Officer’s Certificate” means a certificate executed on behalf of Company or of a Company Subsidiary by a vice president, cashier or other appropriate officer.

“Permitted Liens” means (i) Liens granted in favor of Bank, and (ii) Liens granted to BOS pursuant to the BOS Master Agreement, provided that any such Lien upon the Collateral is junior and subordinate to the Liens upon the Collateral granted to Bank.

“Person” means and includes natural persons, corporations, limited liability companies, partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust land trusts, business trusts or other organizations, whether or not legal entities, and companies, governmental agencies and political subdivisions thereof.

“Pledged Mortgage Loans” has the meaning set forth in Section 3.1(a) hereof.

“Pool Value” means, with respect to any Mortgage Pool, as of any date of determination, an amount equal to the sum of the Mortgage Loan Values of each Pledged Mortgage Loan that is included in such Mortgage Pool as of such date, reduced by applicable Administrative Servicing Fees, Custodial Fees and Corporate Advances for such Mortgage Pool.

“Post-Default Rate” means in respect of any day (a “Post-Default Day”) an Event of Default has occurred and is continuing hereunder, a rate per annum on a 360 day per year basis equal to 2% per annum plus the applicable Floating Rate on such Post-Default Day.

“Predatory Loan” means (a) a“high cost mortgage” as defined in Section 152(a) of the Home Ownership and Equity Protection Act of 1994; (b) a “high cost home loan” or a “predatory loan” within the meaning of any corresponding state or local laws, including but not limited to, the Georgia Fair Lending Act, the New York State Anti-Predatory Lending Law, and the New Jersey Homeownership Security Act; (c) any loan which under any other state or local law or ordinance could result in such loan being deemed to be unenforceable or could result in the refund or recession of all principal and/or interest paid or to be paid under such loan; and (d) any loan which under a state or local law may otherwise subject the originator and/or holder of such loan to civil or criminal sanctions related to the origination, holding, servicing, and/or transfer of such loan.

“Principal Payment” means, as of any date of determination, an amount equal to any unpaid principal which is then due and payable under any Note on such date.

“Purchase Commitment” means a written commitment, issued in favor of Company or of a Company Subsidiary by an Investor pursuant to which that Investor commits to purchase one or more Mortgage Loans, or any whole loan purchase agreement by and between a Company Subsidiary and the Investor, governing the terms and conditions of any such purchases.

“Redemption Amount” means with respect to any Mortgage Loan, as of any date of determination, the outstanding principal amount of such Mortgage Loan as of such date.

“Related Loan” means with respect to each Mortgage Pool listed on Exhibit D-1 to any counterpart signature page now or hereafter executed by a Company Subsidiary, the Company Subsidiary Loan made to such Company Subsidiary to which such Mortgage Pool is attributed.

“Related Mortgage Pool” means the Mortgage Pool acquired with the proceeds of such Company Subsidiary Loan, as listed on Exhibit D-1 to any counterpart signature page now or hereafter executed by a Company Subsidiary.

“Restricted Payment” means any dividend, distribution, loan, advance, guaranty, extension of credit or other payment (whether in cash, securities or other property) to or for the benefit of any Person who holds an equity interest in the Company or any Company Subsidiary, whether or not such interest is evidenced by a security, and any other payment, whether in cash, securities or other property, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock of the Company or any Company Subsidiary, provided, however, Restricted Payments shall not include Administrative Servicing Fees payable under the Administrative Services Agreement, disbursements to Company pursuant to Section 2.5(a)(vi), or premiums, points and fees from the sale of Pledged Mortgage Loans which have been redeemed pursuant to Section 3.4.

“Residential Mortgage Loan” means a Mortgage Loan secured by a Mortgage covering improved real property containing a one- to four-family residence.

“Sky Account” means the account designated as the “Tribeca-Sky Collateral Account established by Bank pursuant to the Lockbox Terms, and any replacement thereof.

“Sky Portfolio Deficiency Reimbursement Amount” means an amount equal to the (i) aggregate amount of all transfers made from the BOS Account to the Sky Account pursuant to Section 2.5(a)(iv) of the BOS Master Agreement, less (ii) the aggregate amount of all transfers made from the Sky Account to the BOS Account pursuant to Section 2.5(a)(iii) of this Agreement.

“Sky Portfolio Deficiency Reimbursement Obligation” refers to the obligation of Company and the Company Subsidiaries to reimburse the BOS Account for transfers made from the BOS Account to the Sky Account pursuant to Section 2.5(a)(iv) of the BOS Master Agreement.

“Statement Date” has the meaning set forth in Sections 4.2(d) or 6.1(b)(ii), as applicable.

“Subsidiary” means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Success Fees” has the meaning set forth in Section 2.10.

“Underwriting Standards” means Company’s Liberty Loan Underwriting Guidelines dated July 25, 2005, as amended from time to time by Company upon approval of Bank.

“VA” means the Department of Veterans Affairs and any successor thereto.

“Warehouse Line Loans” means Residential Mortgage Loans originated by Company by financing provided under the Warehouse Line of Credit.

Section 1.2.Other Definitional Provisions. (a)  Accounting terms not otherwise defined herein shall have the meanings given them under GAAP.

(b) Defined terms may be used in the singular or the plural, as the context requires.

Article II

The Credit

Section 2.1.The Commitment. (a)  Subject to the terms and conditions of this Agreement, including, without limitation Section 2.2 below, and provided no Default has occurred and is continuing, Bank agrees, from time to time during the period from the date hereof to the expiration date of the Commitment as provided in Section 2.6 hereof, to make Company Subsidiary Loans to, or on behalf of, Company Subsidiaries, provided, however, that the total aggregate principal amount which is outstanding at any one time of all such Company Subsidiary Loans shall not exceed the lesser of (i) the aggregate approved principal amount of all Company Subsidiary Loans which have been approved by Bank under this Agreement from time to time, but not less than the aggregate amount of the Warehouse Line of Credit outstanding from time to time which is eligible hereunder for rollover into a Company Subsidiary Loan, or (ii) any regulatory limitations applicable to Bank which are now or hereafter in effect (the “Commitment”), and provided further that (w) the principal amount of such Company Subsidiary Loan shall not exceed the principal amount of indebtedness outstanding under the Mortgage Notes in the Related Mortgage Pool, and (x) the total aggregate principal amount of such Company Subsidiary Loan shall not exceed 75% of the Pool Value of the Related Mortgage Pool.

(b) Company Subsidiary Loans approved by Bank from time to time as provided herein shall be used by Company Subsidiaries solely for the following purposes: (i) financing (including the points and fees charged by Bank in connection with such financing) each such Company Subsidiary’s purchase and acquisition of first mortgage lien Warehouse Line Loans originated by Company under the Warehouse Line of Credit, or (ii) the consolidation and refinancing (including the points and fees charged by Bank in connection with such consolidation and refinancing) of then existing Company Subsidiary Loans made by Bank to one or more Company Subsidiaries.

(c) All Company Subsidiary Loans outstanding prior to the date of this Agreement for the purpose of funding or financing the purchase of Pledged Mortgage Loans, such loans being listed on Schedule I attached hereto, shall be treated as having been issued under, and shall be subject to the covenants of, this Agreement. The Company shall cause all of its Subsidiaries which have such Company Subsidiary Loans outstanding to Bank to become parties to this Agreement by executing a counterpart signature page in the form of Exhibit D. In the event that the terms of this Agreement shall conflict with the terms of the loan documentation for such a Company Subsidiary Loan, the terms of this Agreement shall prevail, except for interest rate terms, which shall not be affected by the terms of this Agreement, and except that any default under any such loan, which has not been cured or waived, shall remain in effect.

(d) The Warehouse Line of Credit extended by Bank to Company shall be separate from and shall not be subject to this Agreement except as specifically otherwise provided in this Agreement.

Section 2.2. Procedures for Obtaining Company Subsidiary Loans. Each Company Subsidiary Loan Request is subject to Bank’s approval. Such Bank approval is subject to the Conditions Precedent set forth in Section 4.2. Before providing final approval and funding any Company Subsidiary Loan, Bank shall have a reasonable amount of time (not less than two (2) Business Days or more than four (4) business days) to examine and verify the Collateral Documents required to be delivered to Bank or to Custodian, as set forth in Section 4.2, and may reject such of them as do not meet the requirements of this Agreement, and/or may reduce the amount of such Company Subsidiary Loan. Bank, in all events, reserves the right to reject any Company Subsidiary Loan Request to finance the acquisition of a Warehouse Line Loan which does not qualify for re-finance hereunder or under the Warehouse Line of Credit Agreement, including, without limitation, any Warehouse Line Loan which is a Predatory Loan. Bank furthermore reserves the right to reject a Company Subsidiary Loan Request if (i) the Mortgage Pool designation related to such Company Subsidiary Loan Request will result in the requested loan having a loan to value ratio in excess of seventy-five percent (75%) (the ratio of the principal balance of the proposed loan to the Pool Value of the proposed Mortgage Pool), or (ii) the initial principal balance of the proposed loan will exceed the aggregate outstanding principal balance of the Mortgage Loans which will comprise the proposed Mortgage Pool.

Section 2.3.Note. Each Company Subsidiary Loan, and the corresponding Company Subsidiary’s obligation to pay the principal of, and interest on such Company Subsidiary Loan, shall hereafter be evidenced by a promissory note of such Company Subsidiary payable to the order of Bank, in substantially the form of Exhibit C attached hereto. All existing promissory notes evidencing Company Subsidiary Loans heretofore granted by Bank to a Company Subsidiary shall remain in full force and effect. The term “Note” or “Notes” shall mean each and all such existing promissory notes evidencing Company Subsidiary Loans, and all promissory notes hereafter executed and delivered by a Company Subsidiary to evidence Company Subsidiary Loans, and shall include all extensions, renewals and modifications thereof, and all substitutions therefor.

Section 2.4. Interest and Transaction Fees. (a)  Subject to Subsection (b) below, the unpaid principal balance of each Company Subsidiary Loan shall bear interest, payable monthly, on the fifth (5th) day of each month, from the date of such Company Subsidiary Loan until paid in full, at a floating per annum rate of interest (the “Floating Rate”) based upon an index which will be the Federal Home Loan Bank of Cincinnati 30 day advance rate (the “Index”), plus the applicable margin in accordance with the following matrixes:

For Company Subsidiary Loans originated prior to July 1, 2005 and Company Subsidiary Loans which re-finance a Company Subsidiary Loan which originated prior to July 1, 2005

Base Rate Index	Bank Margin
<226	350
226-450	325
Greater than 450	300

For Company Subsidiary Loans originated on or after July 1, 2005 and Company Subsidiary Loans which re-finance a Company Subsidiary Loan which originated on or after July 1, 2005

Base Rate Index	Bank Margin
<226	300
226 - 450	275
Greater than 450	250

The interest rate charged herein shall be adjusted monthly, effective on the first (1st) day of each month, based upon the Index in effect on the last Business Day of the then prior month. The Federal Home Loan Bank of Cincinnati 30 day advance rate shall mean the highest rate of interest as published daily by Bloomberg under the symbol FHL5LBR1. If the Index becomes unavailable during the term of this Agreement, the interest rate will be based upon such other index which has been mutually agreed to among the Company, Bank and BOS, and in the event that Bank, Company and BOS shall not so agree, the interest rate shall be the Alternate Base Rate. Interest will be calculated on the basis of actual days elapsed over a 360 day year (365/360 basis), and principal and interest payments will be billed monthly and will be due on the fifth day of each month.

(b) If an Event of Default has occurred and is continuing hereunder, Company and Company Subsidiary shall be obligated to pay to Bank interest on the outstanding principal balance of each Company Subsidiary Loan at a rate per annum equal to the Post-Default Rate until such Company Subsidiary Loan is paid in full or such Event of Default is cured or waived by Bank.

(c) At the time of closing of each Company Subsidiary Loan, such Company Subsidiary or Company shall pay Bank a transaction fee equal to one-half of one percent (.50%) of the amount of such Company Subsidiary Loan.

(d) The books and records of Bank, absent manifest error, shall constitute prima facie evidence of the principal balance of each Company Subsidiary Loan and the date and amount of each payment of principal and interest and applicable interest rates and other information with respect thereto.

Section 2.5.  Payments. (a) The Company and each Company Subsidiary which becomes a party to this Agreement shall ensure that any and all payments on the Pledged Mortgage Loans shall be made as specified in Section 3.5, except as otherwise provided in Section 2.9. The Bank shall receive, record and forward to Company or the Company Subsidiary the record of all payments made by Pledged Mortgage Loan obligors in accordance with the Lock Box Terms. So long as no Event of Default shall have occurred and be continuing, Pledged Mortgage Loan payments deposited in the lockbox or otherwise received by Company or any Company Subsidiary shall be deposited into the Sky Account and shall be applied by Bank, on or about the 5th, 12th, 19th and 26th day of each month in the following orders:

 (i) First, all amounts received in respect of each Mortgage Pool shall be applied to the following obligations in the following order:

(A)	any accrued and unpaid Escrow Reserves, Administrative Servicing Fees, Corporate Advances and Custodial Fees payable to the Custodian, if any, for such Mortgage Pool for such month;

(B)	any accrued and unpaid interest and Success Fees due on the Related Loan for such Mortgage Pool;

(C)	any required Principal Payment due on the Related Loan for such Mortgage Pool; and

(D)	any prepayment of the Related Loan required pursuant to Section 2.11.

(ii) Second, any amounts remaining after the allocations set forth in clause 2.5(a)(i) above are applied with respect to each Mortgage Pool shall be aggregated and then applied to the following obligations in the following order, in each case to the extent not applied pursuant to clause 2.5(a)(i) above:

(A)
any then remaining accrued and unpaid Escrow Reserves, Administrative Servicing Fees, Corporate Advances and Custodial Fees, if any, for such month for each Mortgage Pool, applied in the order of origination of the Related Loan (i.e. starting with the oldest Related Loan) based on their remaining entitlement pursuant to clause 2.5(a)(i)(A) above after all allocations pursuant to clause 2.5(a)(i)(A) above;

(B)
any then remaining accrued and unpaid interest due on any Company Subsidiary Loans, applied in the order of origination of the Company Subsidiary Loans (i.e. starting with the oldest Company Subsidiary Loan) based on their remaining entitlement pursuant to clause 2.5(a)(i)(B) above after all allocations pursuant to clause 2.5(a)(i)(B) above;

(C)
any then remaining required Principal Payment due on any Company Subsidiary Loans, applied in the order of origination of the Company Subsidiary Loans (i.e. starting with the oldest Company Subsidiary Loan), based on their remaining entitlement pursuant to clause 2.5(a)(i)(C) above after all allocations pursuant to clause 2.5(a)(i)(C) above; and

(D)
any then remaining prepayment of any Company Subsidiary Loans required pursuant to Section 2.11, applied in order of origination of the applicable Company Subsidiary Loans (i.e. starting with the oldest Company Subsidiary Loan), based on their remaining entitlement pursuant to clause 2.5(a)(i)(D) above after all allocations pursuant to clause 2.5(a)(i)(D) above.

(iii) Third, after the allocations set forth in clause 2.5(a)(ii), an amount equal to the Sky Portfolio Deficiency Reimbursement Amount, if any, shall be deposited by Bank into the BOS Account for application to toward the Sky Portfolio Deficiency Reimbursement Obligation.

(iv) Fourth, after the allocation set forth in clause 2.5(a)(iii), an amount equal to the BOS Portfolio Deficiency Amount, if any, shall be deposited by Bank into the BOS Account.

(v) Fifth, any amount remaining after the allocations set forth in clause 2.5(a)(iv) above shall be applied to pay any other accrued and unpaid sums due to Bank hereunder, including, without limitation, any unpaid Success Fees then due.

(vi) Sixth, any amounts remaining after the allocations set forth in clause 2.5(a)(v) above shall be applied to pay the principal balance of the Company Subsidiary Loans, applied in the order of origination of the Company Subsidiary Loans (i.e. starting with the oldest Company Subsidiary Loan), provided, however, a portion of such remaining amounts, as determined by Bank from time to time at Bank’s sole discretion, may be allocated and distributed to Company for the benefit of the company Subsidiaries.

(b) If at any time an Event of Default has occurred and is then continuing, the provisions of Section 8.3 shall apply

(c) Subject to the general order of application of funds in the Sky Account set forth in Section 2.5 above, Company or a Company Subsidiary may prepay any Company Subsidiary Loan, in whole or in part at any time and from time to time, without premium or penalty (but subject to the Success Fee), provided, however, that at the time of such prepayment the Company or Company Subsidiary, as the case may be, shall pay all accrued interest on the principal so prepaid; and provided, further, however, that except as otherwise provided in Section 3.4 below, the Pledged Mortgage Loans related to such Company Subsidiary Loan shall continue to be held as Collateral and payments from the Pledged Mortgage Loans shall continue to be applied in accordance with the above toward any remaining Company Subsidiary Loans or any other sums due to Bank hereunder. Notwithstanding the foregoing, upon payoff of a Company Subsidiary Loan through the proceeds of the BOS Master Agreement, Bank will release possession of the Collateral Documents for the Related Mortgage Pool securing such paid off Company Subsidiary Loan to BOS, or to the BOS Custodian under the BOS Master Agreement, and Bank’s security interest in the Pledged Mortgage Loans comprising such Related Mortgage Pool shall be subordinate to the security interest in such Pledged Mortgage Loans granted to BOS under the BOS Master Agreement, as set forth in the Intercreditor Agreement.

Section 2.6. Expiration and/or Termination of Commitment. (a)   Unless terminated earlier as permitted hereunder, the Commitment shall expire of its own term, and without the necessity of action by Bank, two (2) years following the date of execution of this Agreement. No such expiration, however, shall in and of itself operate to accelerate the due date of any outstanding Company Subsidiary Loan, or otherwise terminate the obligations, terms and covenants herein with respect to any then outstanding Company Subsidiary Loans.

(b) Either party shall have the right, without cause, at any time to terminate Bank’s Commitment on not less than six (6) months’ prior written notice to the other party. No such termination, however, shall in and of itself operate to accelerate the due date of any outstanding Company Subsidiary Loan, or otherwise terminate the obligations, terms and covenants herein with respect to any then outstanding Company Subsidiary Loans or with respect to then existing Warehouse Line Loans eligible for refinancing under this Agreement.

(c) The Bank shall, furthermore, have the right to terminate the Commitment upon or following the occurrence of an Event of Default as specified in Section 8. No such termination, however, shall in and of itself operate to accelerate the due date of any outstanding Company Subsidiary Loan (other than the occurrence of an Event of Default), or otherwise terminate the obligations, terms and covenants herein with respect to any then outstanding Company Subsidiary Loans.

  (d) The Bank shall have the right from time to time and in its sole discretion, to extend the term of this Agreement with prior written agreement with Company and each Company Subsidiary. The length of any such extension shall also be determined in Bank’s sole discretion. Such extension may be made subject to the renegotiation of the terms hereunder and to any other such conditions as Bank and/or Company may deem necessary. Under no circumstances shall such an extension by Bank be interpreted or construed as Bank’s waiver, release or forfeiture of any of its rights, entitlements or interests created hereunder. The Company and each Company Subsidiary acknowledges and understands that Bank is under no obligation whatsoever to extend the term of this Agreement beyond its expiration date as originally stated in this Agreement.

Section 2.7.Method of Making Payments. Except as otherwise specifically provided herein, all payments under a Note shall be received by Bank on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the office of Bank, or such other place as Bank from time to time shall designate. Whenever any payment to be made under a Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, the interest thereon shall be payable at the applicable rate during such extension. Funds received by Bank after 4:00 p.m. New York City time on a Business Day shall be deemed to have been paid on the next succeeding Business Day. On or before 12:00 p.m., New York City time on the date of each payment to Bank, Company shall provide Bank with a spread sheet, in form and detail agreed to by Bank and Company, showing the application of each payment.

Section 2.8.Net Payments. All payments with respect to any Company Subsidiary Loan shall be made without offset or counterclaim and free from any present or future taxes, levies, imports, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority hereof, other than any taxes on or measured by the net income of Bank.

Section 2.9.Direct Payments. Any and all payments received by Company or a Company Subsidiary in connection with Collateral shall be deemed to have been delivered in trust for the benefit of Bank, and unless an Event of Default shall have occurred and be continuing, shall be promptly delivered to the Lockbox for application in accordance with Section 2.5, or if an Event of Default has occurred and is continuing, shall be delivered to Bank or as may otherwise be directed by Bank. Notwithstanding the forgoing, absent an Event of Default, premiums, points and profits received by the Company or a Company Subsidiary from the sale of Pledged Mortgage Loans pursuant to Section 3.4 may be retained by Company and/or Company Subsidiary and do not require application as provided in Section 2.5 and are not required to be delivered to the Lockbox.

Section 2.10. Success Fees. After payoff of each Company Subsidiary Loan, Company or such Company Subsidiary shall pay to Bank a “Success Fee” in an amount equal to fifty percent (50%) of the remaining payments which are subsequently paid under the then remaining Pledged Mortgage Loans comprising the Related Mortgage Pool for such paid off Company Subsidiary Loan, provided, however, that the amount of any Success Fees in respect of any such paid off Company Subsidiary Loan shall not exceed one-half of one percent (0.50%) of the original principal balance of such paid off Company Subsidiary Loan, provided further, no Success Fee shall be due hereunder for any Company Subsidiary Loan which is paid off through the proceeds of the BOS Master Agreement.

Section 2.11. Mandatory Prepayments of Company Subsidiary Loans.

(a) In furtherance of, and not in any way in limitation of any other obligation of the Company or any Company Subsidiary set forth in this Agreement, (i) if the Company or any Company Subsidiary shall fail to deliver any Collateral Documents relating to any Pledged Mortgage Loan to Bank or Custodian, as the case may be, within sixty (60) days after written notice thereof from Bank or Custodian, or (ii) if the Company or any Company Subsidiary shall fail to replace any Collateral Document not compliant with the requirements of this Agreement with a corrected or completed Collateral Document compliant with such requirements, or to replace any Warehouse Line Loan which is not an Eligible Warehouse Line with an Eligible Warehouse Line Loan, within sixty (60) days after discovery of such noncompliance or ineligibility, or (iii) if any legal action or complaint is filed, including, without limitation a legal action by or on behalf of a Federal, State, or County regulator or agency, or by a local municipality claiming that any Pledged Mortgage Loan is a Predatory Loan, or if there is notification by a Federal, State, or County regulator or agency, or by a local municipality that such a legal action will be imminently filed, or if there is any determination by the regulators or auditors of either Bank or Company that any Pledged Mortgage Loan is a Predatory Loan; then in each of the foregoing cases, the applicable Company Subsidiary shall prepay the Related Loan in an amount not less than Redemption Amount of the affected Pledged Mortgage Loan; provided, however, that in the case of (iii) above, such prepayment need not be made if and so long as the defect or condition causing such Pledged Mortgage Loan to be considered a Predatory Loan is curable and the Company and/or Company Subsidiary takes appropriate action to cure such defect and diligently pursues such curative action to completion and/or with respect to a legal action or complaint, so long as the Company or such Company Subsidiary contests, in good faith, any such legal action or claim by proper proceedings which are diligently pursued. Following receipt of any Redemption Amount pursuant to this Section 2.11(a), provided that the outstanding principal amount of the Related Loan shall not (after giving effect to such release) exceed 75% of the Pool Value of the Related Mortgage Pool, Bank shall release its security interest in and lien upon the redeemed Mortgage Loan.

(b) In the event BOS shall receive any “Redemption Amount” (as defined in the BOS Master Agreement) pursuant to Section 2.11 of the BOS Master Agreement, and in connection therewith shall release its security interest in and lien upon any redeemed BOS Pledged Mortgage Loan, Bank shall, contemporaneously with the release by BOS, release its secondary security interest an lien thereon.

(c)  In the In the event of any redemption of Pledged Mortgage Loans pursuant to Section 3.4, the applicable Company Subsidiary shall prepay the principal amount of the Related Loan, contemporaneously with the consummation of such redemption, in an amount not less than the sum of the Redemption Amounts of the Pledged Mortgage Loans so redeemed.

Article III

Collateral

Section 3.1. Assignments and Grants of Security Interest by Company and Company Subsidiary. As security for (i) the payment of the Note made by it and the performance of all of such Company Subsidiary’s obligations under this Agreement, and (ii) the obligations of any other Company Subsidiary, under that other Company Subsidiary’s Note and under this Agreement, whether such other Company Subsidiary is now existing or is hereafter created, and whether such other Company Subsidiary’s Loan was made prior to or after the Company Subsidiary Loan to the Company Subsidiary granting this security interest, and (iii) all other now existing or hereafter arising obligations of the Company to Bank under this Agreement, Company does hereby, each Company Subsidiary which contemporaneously herewith becomes a party to this Agreement does hereby, and each Company Subsidiary which contemporaneously herewith or hereafter becomes a party to this Agreement shall, by executing a counterpart signature page to this Agreement thereby, grant and convey to Bank a security interest in all rights, titles and interests of Company and the Company Subsidiary, respectively, in and to the following described property (collectively, the “Collateral”), and each Company Subsidiary which becomes a party hereto contemporaneously herewith does hereby confirm and reaffirm its prior grant and conveyance to Bank of a security interest in all of its right, title, and interest in the following described Collateral:

(a) All Mortgage Loans, including, without limitation, all Mortgage Notes and Mortgages evidencing or securing such Mortgage Loans and all other related Mortgage Loan Documents which from time to time are delivered, or caused to be delivered, or which heretofore have been delivered to Bank (including delivery to a third party on behalf of Bank) pursuant hereto or in respect of which a Company Subsidiary Loan has been made by Bank or which is hereafter made by Bank hereunder (the “Pledged Mortgage Loans”); each Company Subsidiary which has obtained, is obtaining, or hereafter obtains a Company Subsidiary Loan shall deliver a schedule, in form and detail acceptable to Bank listing the Mortgage Loans comprising the Mortgage Pool purchased from the proceeds of such Company Subsidiary Loan and pledged hereunder, which schedule shall be attached as Exhibit D-1 to each Company Subsidiary’s counterpart signature page to this Agreement, and shall be deemed to be a part of this Agreement.

(b) All mortgage insurance and all commitments issued by Insurers to insure or guarantee any Pledged Mortgage Loans; and all personal property, contract rights, servicing and servicing fees and income, accounts and general intangibles of whatsoever kind relating to the Pledged Mortgage Loans, said Insurer commitments and the Purchase Commitments, and all other documents or instruments delivered to Bank in respect of the Pledged Mortgage Loans, including, without limitation, the right to receive all insurance proceeds and condemnation awards which may be payable in respect of the premises encumbered by any Pledged Mortgage Loan;

(c) All right, title and interest of Company and/or the Company Subsidiary in and to all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records, information and data of Company and/or the Company Subsidiary relating to the Pledged Mortgage Loans;

(d) All property of Company and/or the Company Subsidiary, in any form or capacity now or at any time hereafter in the possession or direct or indirect control of Bank relating to the Pledged Mortgage Loans (including possession by a parent company, affiliate or subsidiary of Bank) or any third party on behalf of Bank relating to the Pledged Mortgage Loans;

(e) The Company and the Company Subsidiary’s rights (but not any obligations or liabilities of Company or the Company Subsidiary) under all Purchase Commitments now held or hereafter acquired by Company and/or the Company Subsidiary covering Pledged Mortgage Loans and all proceeds resulting from the sale of Pledged Mortgage Loans to Investors pursuant thereto;

(f)  All rights (but not any obligations or liabilities) of Company and of the Company Subsidiary under the Administrative Services Agreement;

(g)  All rights (but not any obligations or liabilities) of the Company Subsidiary under the purchase agreement or other sale or assignment agreement pursuant to which any Warehouse Line Loans constituting Pledged Mortgage Loans were sold, assigned or otherwise transferred by the Company to such Company Subsidiary;

(h) All rights, title and interest in and to the Sky Account and the Lockbox, and

(i)  All replacements, products and proceeds of any and all of the foregoing (provided however, premiums or profits made on the sale of Pledged Mortgage Loans which have been redeemed pursuant to Section 3.4 shall be kept by Company).

Without limiting the foregoing, it is the express intention of Company, and of each Company Subsidiary that now or hereafter becomes a party to this Agreement, that the security interest granted above is and shall be a continuing security interest covering all now present (or then present), and all future obligations of Company to Bank hereunder or arising hereunder; and all now present (or then present), and all future obligations of each and every Company Subsidiary to Bank hereunder or arising hereunder, and that the security interests granted herein by Company and each Company Subsidiary shall remain in effect until all indebtedness secured hereby has been paid in full and the Commitment has expired or has been otherwise terminated.

Upon the request of Bank, Company and the Company Subsidiaries shall execute any further document or instrument reasonably requested by Bank to further evidence or effectuate the assignments and security interests set forth in this Section. Furthermore, Company and the Company Subsidiaries (a) hereby authorize Bank to sign (if required) and file financing statements at any time with respect to any of the Collateral, without such financing statements being executed by, or on behalf of, Company or the Company Subsidiaries, (b) shall, at any time on request of Bank, execute or cause to be executed financing statements in respect of any Collateral and (c) shall reasonably cooperate to provide any information reasonably required by Bank in connection with the filing of financing statements with respect to the Collateral. The Company and the Company Subsidiaries agree to pay all filing fees, including fees for filing amendments and continuation statements in connection with such financing statements, and to reimburse Bank for all costs incurred in connection therewith.

Section 3.2 Reserved.

Section 3.3.Reserved.

Section 3.4. Right of Redemption from Pledge - Sale to Investor or Syndication Transaction. Provided no Default or Event of Default has occurred and is continuing, Company and/or Company Subsidiary may redeem Pledged Mortgage Loans from the security interest created under this Agreement by selling the same to an Investor provided that Bank shall have determined that (i) the aggregate principal amount of Company Subsidiary Loans outstanding hereunder will be less than seventy-five percent (75%) of the Aggregate Pool Value (after giving effect to such redemption), (ii) that the projected cash flow of any affected Mortgage Pool (after giving effect to such redemption) will adequately service the Related Loan, and (iii) the sum of the Redemption Amounts of the Pledged Mortgage Loans shall not exceed ten percent (10%) of aggregate total principal amount of all Mortgage Loans sold to such Investor contemporaneously with such redemption, and provided, further, in any event, Pledged Mortgage Loans shall only be redeemed from a Mortgage Pool which has been mutually agreed to by Bank and Company. Each Company Subsidiary shall provide Bank with not less than five (5) Business Days advance written notice of any proposed redemption. In the event Bank shall approve such redemption, such redemption shall be effected by paying or causing Investor to pay to the Sky Account in cash the Redemption Amount for such redeemed Pledged Mortgage Loans, for application in accordance with Section 2.5.

Section 3.5. Collection and Servicing Rights. (a) Unless written notice to the contrary is provided from Bank to Company, the Lockbox, in accordance with the terms of the Lock Box Terms shall be utilized by Company Subsidiary for the receiving, collecting, and processing of all sums payable to the Company Subsidiary in respect of the Collateral. Under that Lock Box Terms, Bank shall be entitled to receive all sums payable to the Company Subsidiary in respect of the Collateral (except as otherwise provided in the Intercreditor Agreement) for deposit into the Sky Account. All amounts payable to the Company Subsidiary for the purchase by any Investor under a Purchase Commitment of any Pledged Mortgage Loans shall be deposited into the Sky Account. The Company Subsidiary shall instruct each Pledged Mortgage Loan obligor to direct all payments due under the Pledged Mortgage Loans, and shall direct each Investor to pay the amounts payable for the purchase of such Pledged Mortgage Loans, directly to the Lockbox address at Bank. Subject to the terms and provisions of the Inter-Creditor Agreement, following the occurrence of any Event of Default, Bank may, at any time thereafter, upon written notice be entitled to service, receive and collect all sums payable to the Company Subsidiary in respect of the Pledged Mortgage Loans, and in such case: (i) Bank in its discretion may, in its own name or in the name of the Company Subsidiary or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Mortgage Loans, but shall be under no obligation to do so; and (ii) except as otherwise provided herein and except as may be otherwise provided in the Inter-Creditor Agreement, all amounts so received and collected by Bank shall be held by it as part of the Collateral.

(b) In the event of any conflict between the terms of the Lock Box Terms and the terms of the Administrative Services Agreement, the Lock Box Terms shall prevail. The Bank shall have the right on not less than thirty (30) days prior notice to Company and each Company Subsidiary to reasonably modify the Lock Box Terms to conform to then current Bank practices upon mutual agreement of Company, not to be unreasonably delayed, and/or banking regulations.

Section 3.6. Return of Collateral. If no Company Subsidiary Loans, interest or other amounts evidenced by any Note or due under a Company Subsidiary Loan or under this Agreement shall be outstanding and unpaid, and all other indebtedness of the Company or the Company Subsidiaries to Bank pursuant to this Agreement and the Notes, whether now existing or hereafter arising, has been paid and satisfied in full, Bank shall notify BOS thereof and promptly deliver or release all Collateral in its possession or in the possession of the Custodian in accordance with the terms of the Intercreditor Agreement, provided, further however, if BOS shall notify Bank that it no longer has an interest in the Collateral, Bank shall promptly deliver or release all Collateral in its possession to Company or to the Company Subsidiaries, as appropriate. In such event, the Bank shall also execute and deliver such assignments and other instruments and documents reasonably requested by Company or by the Company Subsidiaries to vest title in the Collateral to Company or the Company Subsidiaries, as appropriate. The timely receipt of Company or of Company Subsidiaries, as appropriate, for any Collateral released or delivered pursuant to any provision of this Agreement shall be a complete and full acquittance for the Collateral so returned, and Bank shall hereafter be discharged from any liability or responsibility therefor.

Section 3.7.Cross - Collateralization to BOS Master Agreement.

(a) In consideration for (i) the benefits received and receivable by Company and its Company Subsidiaries from Bank under this Agreement, (ii) the benefits received and receivable by Company and its applicable Subsidiaries under the BOS Master Agreement and (iii) Bank’s consent to a second priority security interest and lien on the Collateral in favor of BOS to secure the obligations of Company and its applicable Subsidiaries to BOS under the BOS Master Agreement, Company hereby grants, and shall cause each Subsidiary which now or hereafter becomes a party to the BOS Master Agreement to grant, a security interest and lien (junior to the security interest and lien in favor of BOS in accordance with the terms of the Intercreditor Agreement) upon all collateral pledged or pledgable to BOS under the BOS Master Agreement as additional security for the obligations of Company and its Company Subsidiaries to Bank under this Agreement and the Notes. To effectuate the foregoing, Company and each Subsidiary which contemporaneously herewith or hereafter becomes a party to the BOS Master Agreement shall execute and deliver in favor of Bank a Supplemental Security Agreement in the form attached hereto as Exhibit F, and the Company shall cause each additional Subsidiary from time to time thereafter becomes a party to the BOS Master Agreement to execute and deliver in favor of Bank on the date that such Subsidiary becomes a party thereto a joinder to such Supplemental Security Agreement.

(b) In consideration for (i) the benefits received and receivable by Bank from the grant by Company and its applicable Subsidiaries under the BOS Master Agreement of a priority security interest and lien in favor of Bank (junior to the security interest and lien in favor of BOS in accordance with the terms of the Intercreditor Agreement) upon all collateral pledged or pledgable to BOS under the BOS Master Agreement as additional security for the obligations of Company and its Company Subsidiaries to Bank under this Agreement, and (ii) the benefits received and receivable by Bank from the consent of BOS to the grant of that second priority security interest and lien in favor of Bank upon all collateral pledged or pledgable to BOS under the BOS Master Agreement, Bank hereby consents, subject to the terms and provisions of the Intercreditor Agreement, to the grant by Company and by each Company Subsidiary which now or hereafter becomes a party to this Agreement of a second priority security interest and lien in favor of BOS upon all Collateral under this Agreement as additional security for the obligations of Company and its applicable Subsidiaries to BOS under the BOS Master Agreement.

Article IV

Conditions Precedent

Section 4.1.Effectiveness of Agreements This Agreement shall become effective when each of following conditions has been satisfied to the satisfaction of Bank:

(a) The Company shall have executed and delivered to Bank this Agreement, and each Company Subsidiary which heretofore has received or contemporaneously herewith or hereafter receives a Company Subsidiary Loan shall have executed and delivered to Bank a counterparty signature page to this Agreement.

Section 4.2. Relating to a Company Subsidiary Loan. The obligation of Bank to fund an approved Company Subsidiary Loan is subject to (i) the receipt by Bank of the following documents, all of which must be satisfactory in form and content to Bank in its reasonable discretion, and (ii) the satisfaction of the following conditions precedent:

a)
Requests for a Company Subsidiary Loan shall be initiated by Company or by a Company Subsidiary by delivering to Bank a completed and signed a Company Subsidiary Loan Request. The Bank shall review such Company Subsidiary Loan Request and if Bank does not approve such designation of a Mortgage Pool, Company or Company Subsidiary shall revise such request and deliver a new completed and signed Company Subsidiary Loan Request with a revised designation of a Mortgage Pool for Bank’s approval.

b)
If not already in the possession of the Custodian, if any, or Bank, Company and/or the Company Subsidiary shall have delivered the Collateral Documents to the Custodian or Bank within three (3) Business Days after the date of the closing of the Company Subsidiary Loan;

c)
The Bank shall have received the Tax Identification number of Company Subsidiary to which Company Subsidiary Loan is to be made, and a certificate of the Secretary or an Assistant Secretary of such Company Subsidiary's, with respect to (i) resolutions authorizing the execution and delivery of this Agreement, the Note and all other documents or instruments to be delivered by such Company Subsidiary pursuant to this Agreement (and the incumbency and authenticity of the signatures of officers executing the same), (ii) true, correct and complete copies of the charter documents and bylaws (or comparable documents) thereof and (iii) a certificate of the Secretary of State (of recent date) of such Company Subsidiary's jurisdiction of organization as to its legal existence and good standing in such state;

d)
The Bank shall have received a copy of the then most recently available fiscal year end (the “Statement Date”) independently audited financial statements of Company containing a balance sheet and related statements of income and retained earnings and changes in financial position for the period ended on the Statement Date, all prepared in accordance with GAAP applied on a basis consistent with prior periods;

e)
 Bank shall have received each of the following, which must be satisfactory in form and content to Bank in its reasonable discretion: (a) a schedule, in form and detail acceptable to Bank of the Related Mortgage Pool being purchased, the individual Mortgage Loans comprising such Mortgage Pool and the applicable Pool Value, (b) a completed Note, substantially in the form of Exhibit C attached hereto, duly executed by Company Subsidiary to which such Company Subsidiary Loan shall be made, (c) if Company Subsidiary shall not already be a party to this Agreement, a counterpart signature page for this Agreement, substantially in the form of Exhibit D hereto, duly executed by Company Subsidiary, and (d) if Company Subsidiary shall not already be a party thereto, a signed agreement of joinder thereto, in form and substance satisfactory to Bank, with respect to the Intercreditor Agreement and the BOS Security Agreement.

f)
The representations and warranties of Company contained in Article V hereof shall be true and correct in all material respects as if made on and as of the date of closing of each Company Subsidiary Loan unless the same relates to an earlier date;

g)
The representations and warranties of the Company Subsidiary contained in Article V hereof shall be true and correct in all material respects as if made on and as of the date of closing of each Company Subsidiary Loan unless the same relates to an earlier date;

h)
The Company Subsidiary shall have performed all obligations to be performed by it hereunder, and after giving effect to the requested Company Subsidiary Loan, there shall exist no Default or Event of Default hereunder;

i)
The Company Subsidiary shall have become a party to this Agreement, shall have performed all obligations to be performed by it under this Agreement, and under the Note, and, after giving effect to the requested Company Subsidiary Loan, there shall exist no Default or Event of Default under this Agreement or under any Note;

j)
The Company Subsidiary, as reasonably determined by Bank in its reasonable discretion exercised in good faith, shall not have incurred any material liabilities, direct or contingent, other than in the ordinary course of its business and other than under this Agreement or have experienced any other material adverse change in its business or operations which would make it non-compliant with any of the terms of this Agreement.

k)
If and when the BOS Master Agreement has been entered into by Company and BOS, BOS and each other party thereto (other than Bank) shall have executed and delivered the Inter-Creditor Agreement, in form and substance reasonably satisfactory to Bank and Company, and shall have delivered an executed copy thereof to Bank.

l)	Each Subsidiary of Company which is a party to the BOS Master Agreement shall have executed and delivered to Bank a security agreement substantially in the form of Exhibit F hereto.

Section 4.3. Acceptance of Proceeds. Acceptance of the proceeds of any requested Company Subsidiary Loan by a Company Subsidiary shall be deemed a representation by Company and such Company Subsidiary that all conditions set forth in Section 4.2 hereof shall have been satisfied as of the date of such Company Subsidiary Loan.

Article V

Representations and Warranties

Section 5.1. By Company. In order to induce Bank to enter into this Agreement and make each Company Subsidiary Loan, Company hereby represents and warrants to Bank, as of the date of this Agreement and as of the date of each Company Subsidiary Loan Request and of each Company Subsidiary Loan, that:

(a) Organization; Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and is duly registered to do business and is in good standing under the laws of the State of New York, has the full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign corporation to do business in and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Company.

(b) Authorization and Enforceability. The Company has the power and authority to execute, deliver and perform this Agreement and all other documents contemplated hereby or thereby. The execution, delivery and performance by Company of this Agreement and all other documents contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate action on the part of Company (none of which actions have been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law or of the articles of organization or bylaws of Company, conflict with or result in a breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of Company (other than Permitted Liens), or result in or require the acceleration of any indebtedness of Company pursuant to any agreement, instrument or indenture to which Company is a party or by which Company or its property may be bound or affected. This Agreement and all other documents contemplated hereby or thereby constitute legal, valid, and binding obligations of Company enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights and by general principles of equity.

(c) Approvals. The execution and delivery of this Agreement and all other documents contemplated hereby or thereby and the performance of Company’s obligations hereunder and thereunder do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority.

(d) Financial Condition. The balance sheet of Company as at the Statement Date, and the related statements of income and cash flows for the fiscal year ended on the Statement Date, heretofore furnished to Bank, fairly present the financial condition of Company as at the Statement Date and the results of its operations for the fiscal period ended on the Statement Date. The Company had, on the Statement Date, no known liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, except as heretofore disclosed to Bank in writing, and except for Bank’s extension(s) of credit to Company and its Subsidiaries. Except for financial statements prepared for interim periods between the fiscal year-end, all financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of Company, nor is Company aware of any state of facts which (with or without notice or lapse of time or both) could reasonably be expected to result in any such material adverse change.

(e) Litigation. There are no actions, claims, suits or proceedings pending, or to the knowledge of Company, threatened against or affecting Company in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency which may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of Company.

(f) Compliance with Laws. The Company, to the best of its knowledge, is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority which might have a material adverse effect on the business, operations, assets or financial condition, of Company.

(g) Regulation U. No part of the proceeds of any Company Subsidiary Loans made hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(h) Investment Company Act. The Company is not an “investment company,” or a company controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(i) Payment of Taxes. The Company has filed or caused to be filed all federal, state, and local income, excise, property and other tax returns with respect to the operations of Company, which are required to be filed, all such returns are true and correct in all material respects, and Company has paid or caused to be paid all taxes as shown on such returns or on any assessment to the extent that such taxes have become due, except in cases where Company has disputed in good faith the amount of said taxes, and pursuant to which adequate reserves have been established if required by GAAP.

(j) Agreements. The Company is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 5.1(d) hereof. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of Company. No holder of any indebtedness of Company has given notice of any asserted default thereunder, and no liquidation or dissolution of Company and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Company or any of its properties is pending, or to the knowledge of Company, threatened.

(k) Title to Properties. The Company or the applicable Company Subsidiary has good, valid, insurable (in the case of real property) and marketable title to all material portions of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 5.1(d) hereof, and all such properties and assets are free and clear of all Liens except as disclosed in such financial statements.

(l) Reserved.

(m) Eligibility. The Company has and shall maintain in good standing all state and local permits, licenses, approvals, registrations and qualifications which are required in order to permit Company to conduct its business, in all material manners, as presently conducted, and which if not maintained in good standing could materially and adversely affect Company’s business, operations, assets, or financial condition or which could materially and adversely impair the ability of Company to perform its obligation hereunder.

(n) Default, etc. There exists no Default or Event of Default and all representations and warranties made by Company and each Company Subsidiary herein or in any Note or in any other document delivered by Company and each Company Subsidiary in connection herewith or therewith are true and correct.

Section 5.2. By the Company Subsidiary. In order to induce Bank to make a Company Subsidiary Loan, each Company Subsidiary does represent and warrant to Bank, as of the date of each Company Subsidiary Loan Request and each Company Subsidiary Loan, that:

(a) Organization; Good Standing; Subsidiaries. Such Company Subsidiary is a duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, and is duly registered to do business in and is in good standing under the laws of the state of its jurisdiction of incorporation, and has the full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of the Company Subsidiary. Such Company Subsidiary has no Subsidiaries.

(b) Authorization and Enforceability. Such Company Subsidiary has the power and authority to execute, deliver and perform this Agreement, and all other documents contemplated hereby and thereby. The execution, delivery and performance by such Company Subsidiary of the Note, this Agreement and all other documents contemplated hereby and thereby and the borrowing of any Company Subsidiary Loan under this Agreement, have been duly and validly authorized by all necessary corporate action on the part of such Company Subsidiary (none of which actions have been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law or of the articles of organization, bylaws or operating agreement of such Company Subsidiary, conflict with or result in a breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Company Subsidiary (other than Permitted Liens), or result in or require the acceleration of any indebtedness of such Company Subsidiary pursuant to any agreement, instrument or indenture to which such Company Subsidiary is a party or by which such Company Subsidiary or its property may be bound or affected. This Agreement, and all other documents contemplated hereby constitute legal, valid, and binding obligations of such Company Subsidiary enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights and by general principles of equity.

(c) Approvals. The execution and delivery of the Note, this Agreement, and all other documents contemplated hereby and thereby and the performance of such Company Subsidiary’s obligations hereunder and thereunder do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority.

(d) Default There exists no Default or Event of Default and all representations and warranties made by Company and each Company Subsidiary herein or in any Note or in any other document delivered by Company and each Company Subsidiary in connection herewith or therewith are true and correct.

  (e) Litigation. There are no actions, claims, suits or proceedings pending, or to the knowledge of such Company Subsidiary, threatened against or affecting such Company Subsidiary in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency which may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of such Company Subsidiary.

(f) Compliance with Laws. The Company Subsidiary, to the best of its knowledge, is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority which might have a material adverse effect on the business, operations, assets or financial condition, of such Company Subsidiary.

(g) Regulation U. No part of the proceeds of any Company Subsidiary Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(h) Investment Company Act. Such Company Subsidiary is not an “investment company,” or a company controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(i) Payment of Taxes. Such Company Subsidiary has, to the best of its knowledge, filed or caused to be filed all federal, state, and local income, excise, property and other tax returns with respect to the operations of such Company Subsidiary, which, to the best knowledge of such Company Subsidiary, are required to be filed, all such returns are true and correct in all material respects, and such Company Subsidiary has paid or caused to be paid all taxes as shown on such returns or on any assessment to the extent that such taxes have become due, except in cases where such Company Subsidiary has disputed in good faith the amount of said taxes, and pursuant to which adequate reserves have been established if required by GAAP .

(j) Agreements. Such Company Subsidiary is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 5.1(d). Such Company Subsidiary is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of such Company Subsidiary. No holder of any indebtedness of such Company Subsidiary has given notice of any asserted default thereunder, and no liquidation or dissolution of such Company Subsidiary and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to such Company Subsidiary or any of its properties is pending, or to the knowledge of such Company Subsidiary, threatened.

(k) Title to Properties. Such Company Subsidiary has good, valid, insurable (in the case of real property) and marketable title to all material portions of its properties and assets (whether real or personal, tangible or intangible), and all such properties and assets are free and clear of all Liens except for Permitted Liens.

(l)  Eligibility. Such Company Subsidiary has and shall maintain in good standing all state and local permits, licenses, approvals, registrations and qualifications which if not maintained in good standing could materially and adversely affect the Company Subsidiary’s business, operations, assets, or financial condition or which could materially and adversely impair the ability of Company to perform its obligation hereunder.

(m)  Security Interest. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (and has not been obtained, delivered or filed, as applicable) either (i) for the grant by such Company Subsidiary of the security interest granted under this Agreement or for the execution, delivery or performance of this Agreement by such Company Subsidiary or (ii) for the perfection of or the exercise by Bank of its rights and remedies under this Agreement, other than the filing of a financing statement.

Section 5.3 Special Representations Concerning Collateral. The Company and each Company Subsidiary shall represent and warrant to Bank as of the date of this Agreement and as of the date of the Company Subsidiary Loan Request and of the corresponding Company Subsidiary Loan, that:

(i) The Company Subsidiary owns the Related Mortgage Pool and all other Collateral free and clear of any Lien, except for the Permitted Liens. No financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed by Bank or BOS to evidence Permitted Liens. The Company Subsidiary has no trade names.

(ii) Except as is disclosed to Bank in writing, to the best of Company’s and Company Subsidiary’s knowledge based upon due diligence conducted by Company and/or Company Subsidiary, each Pledged Mortgage Loan conforms in all material respects to the Underwriting Standards.

(iii) The Mortgage Loan Documents have been duly executed by the mortgagor and create valid and legally binding obligations of the mortgagor, enforceable in accordance with their terms, except as may be limited by bankruptcy or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity, and to the knowledge of Company and the Company Subsidiary there are no rights of rescission, set-offs, counterclaims or other defenses with respect thereto. To the best knowledge of Company and Company Subsidiaries, the full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the mortgagor named therein. To the best knowledge of Company and the Company Subsidiaries, there is no requirement for future advances and except for Mortgage Loans insured under Section 203(k) of the National Housing Act, any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefore have been satisfied. To Company’s and Company Subsidiary’s knowledge, except as disclosed to Bank, there is no material default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note, and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, other than waivers in the ordinary course of servicing such Mortgage Loan which do not have a material adverse effect on the value of the Collateral; and neither Company nor the Company Subsidiary has waived any material default, breach, violation or event of acceleration. Except as disclosed in writing to Bank, the terms of each Mortgage Loan have in no way been materially waived, impaired, or changed or modified (without limiting the generality of the foregoing, any waiver, impairment, change or modification relating to interest rates, maturity dates, amortization schedules, commitment periods, interest and other payment schedules and waivers of defaults and events of default shall be deemed to be material per se). To Company’s and Company Subsidiary’s knowledge and except as disclosed to Bank in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid.

(iv) Except as is disclosed to Bank in writing, to the best of Company and Company Subsidiary’s knowledge based upon due diligence conducted by the Company and/or the Company Subsidiary, each of the Mortgage Loans has been originated, made and serviced in material compliance with all industry standards, applicable Investor and Insurer requirements and all applicable federal, state and local statutes, regulations and rules, including, without limitation, the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, the Federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, the Home Ownership and Equity Protection Act of 1994, as amended, and all applicable usury, licensing, real property, consumer protection and other laws.

(v) Except as is disclosed to Bank in writing, to the best of Company and Company Subsidiary’s knowledge based upon due diligence conducted by Company and/or the Company Subsidiary, no Mortgage Loan is a Predatory Loan.

(vi) A title opinion or a valid and enforceable title policy currently in full force and effect has been issued for each Mortgage Loan, and in the case of title insurance, in an amount not less than the original principal amount of such Mortgage Loan, and which title opinion opines or which title policy insures that the Mortgage relating thereto is a valid first lien on the property therein described and that the mortgaged property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage except for taxes not yet due and payable and minor title irregularities that do not have a material adverse effect on the use or marketability of the mortgaged property, and otherwise in compliance with the requirements of the applicable Investor.

(vii) All escrow/custodial accounts have been established in accordance (a) if applicable, with the requirements of FHA, VA and/or the applicable Investor and Insurer, (b) with all other applicable laws, and (c) with the terms of the related Mortgages.

(viii) To the best of Company and/or Company Subsidiary’s knowledge, Company, such Company Subsidiary, all prior servicers and, if different, the originating mortgagee, have performed all obligations required of them to be performed under or pursuant to each of the servicing contracts and related requirements of the applicable Investor and Insurer and each other document or agreement relating to the Mortgage Loans by which Company and/or Company Subsidiary is bound, and no event has occurred and is continuing which, under the provisions of any such servicing contracts and related requirements of the applicable Investor or other document or agreement, but for the passage of time or in, giving of notice, or both, would constitute an event of default thereunder.

(ix) Any and all payments made with respect to the individual Mortgage Loans have been and will be applied to such Mortgage Loan in accordance with the terms of the Mortgage Note and Mortgage evidencing and securing that Mortgage Loan. The books, records, accounts and reports of Company and the Company Subsidiary with respect to the Mortgage Loans and servicing contracts have been and will be prepared and maintained in accordance with all applicable Investor and Insurer requirements, if any.

Article VI

Affirmative Covenants

Section 6.1. Of Company. The Company agrees that so long as the Commitment is outstanding or there remains any obligation of Company or any Company Subsidiary to be paid or performed hereunder or under any Note, Company shall:

(a) Payment of Note. Punctually cause to be paid by the Company Subsidiary the principal and interest on and all other amounts due and payable hereunder and under the Note in accordance with the terms hereof and thereof.

(b) Financial Statements and Other Reports. Deliver or cause to be delivered or make available to Bank:

(i)
Upon reasonable request by Bank, as soon as available and in any event within forty-five (45) days after each calendar quarter, consolidated statements of income and cash flows of Company for the immediately preceding quarter, and related balance sheet as of the end of the immediately preceding quarter, all in reasonable detail and certified by the chief financial officer or other appropriate officer of Company, subject, however, to normal, recurring year-end adjustments.

(ii)
As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year: original independently audited consolidated financial statements of Company for the most recent fiscal year-end (the “Statement Date”) containing a balance sheet and related statements of income and retained earnings and changes in financial position for the period ended on the Statement Date, all prepared in accordance with GAAP applied on a basis consistent with prior periods and accompanied by an opinion of an accounting firm reasonably satisfactory to Bank, or other independent public accountants of recognized standing selected by Company and acceptable to Bank, as to said financial statements and a certificate signed by the chief financial officer or other appropriate officer of Company stating that said financial statements fairly present the financial condition and results of operations of Company as at the end of, and for, such year.

(iii)
Together with each delivery of financial statements pursuant to the above, an Officer’s Certificate stating that the signatory or signatories thereto have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and conditions of Company during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signatory or signatories thereto do not have knowledge of the existence as of the date of the Officer’s Certificate, of any Default or if any Default existed or exists, specifying the nature and period of the existence thereof and what action Company has taken, is taking and proposes to take with respect thereto.

(iv)	Such other reports in respect of the Mortgage Loans pledged as collateral, in such detail and at such times as Bank in its reasonable discretion may request at any time or from time to time.

(v)
Upon request by Bank, copies of audits, examinations and reports concerning the operations of Company from any Investor, Insurer or licensing authority to the extent not subject to restrictions on disclosure.

(vi)
From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of Company or of any one or more of Company Subsidiaries as Bank may reasonably request.

All reports furnished to Bank pursuant to clauses (i), (ii) and (iii) above shall be prepared on a consistent basis and, where applicable, on a consistent basis with any financial statements previously delivered by Company as at, and for the period ended (except to the extent otherwise required to conform to good accounting practice and with respect to which appropriate disclosure is made).

(c) Maintenance of Existence; Conduct of Business. Preserve and maintain its corporate existence in good standing and all of its rights, privileges, licenses, qualifications and franchises necessary or desirable in the normal conduct of its business, including, without limitation, as described under Section 5.1(m) hereof, a breach of which could reasonably be expected to materially adversely affect its business, operations, assets, or financial condition or which could reasonably be expected to materially adversely impair the ability of Company to perform its obligation hereunder, except where contested in good faith and by appropriate proceedings; and make no material change in the nature or character of its business.

(d) Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority and customary industry standards, a breach of which could reasonably be expected to materially adversely affect its business, operations, assets, or financial condition or which could reasonably be expected to materially adversely impair the ability of Company to perform its obligation hereunder, except where contested in good faith and by appropriate proceedings.

(e) Inspection of Books, Records, Systems, Properties, Company Subsidiary Loans, Mortgage Loans, and Collateral. Permit authorized representatives of Bank, its parent company or affiliates, upon prior notice to Company, (i) to discuss the business, operations, assets and financial condition of Company and its Subsidiaries with their officers and employees, (ii) to examine their books, records, information and service systems and properties, and make copies or extracts thereof subject to applicable laws with respect to confidentiality of customer records, including without limitation access to Company Subsidiaries’ and the custodian’s books, records, systems, properties, and documents, (iii) to examine and audit the Mortgage Pool records, individual Pledged Mortgage Loans, and related documentation and Collateral, and (iv) for those purposes, to visit Company’s and all Company Subsidiaries’ offices, all at such reasonable times as Bank may request. Upon the request of its accountants, Company shall provide its internal and independent accountants with a copy of this Agreement and shall instruct them to answer candidly and fully any and all questions that the officers of Bank or any authorized representatives of Bank may address to them in reference to the financial condition or affairs of Company and the Company Subsidiaries. In addition to the foregoing, Company shall provide, or cause to be provided, live, “real time”, read/view only access to the data system(s) for all records maintained by Company and/or each Company Subsidiary related to the Mortgage Loans. The purposes or uses for which Bank may use the right of access to such data system records, and the rights of inspection, examination, and audit set forth in this Section shall include, without limitation, the following: (i) to ensure that the Company Subsidiary Loans, their administration, and their payment processing remain in compliance with the terms of this Agreement; (ii) to enable Bank (a) to periodically sample or test the flow of payments received from its Mortgage Loan obligors to ensure that monies are being received from its Mortgage Loan obligors and not from other sources, (b) to see if there is any rise in defaults and bankruptcy filings among its Mortgage Loan obligors, (c) to confirm that payments on particular Pledged Mortgage Loans are being properly credited to the Related Loan, and (d) to determine the extent to which individual Company Subsidiary Mortgage Loan Pools are being supported by payments from other Company Subsidiary Mortgage Loan Pools, and to the extent to which such payments are correspondingly supporting other outstanding Company Subsidiary Loans made under this Agreement or made under the BOS Master Agreement; and (iii) to enable Bank to periodically determine the value of the Collateral from time to time.

(f) Notice. Give prompt written notice to Bank of Company’s actual knowledge of (a) any action, suit or proceeding instituted against Company in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign) which may reasonably be expected to result in damages of Five Hundred Thousand Dollars ($500,000.00) or more, or of any written notification that the filing of any such action, suit or proceeding against Company is imminent, and containing the details thereof, (b) the filing, recording or assessment of any federal, state or local tax lien of more than $100,000.00, individually or in the aggregate, against Company, or any of its assets, which lien is not released or satisfied within sixty (60) days and Company has not commenced and is not then diligently pursuing in good faith appropriate actions to stay enforcement of the lien or assessment or to contest the validity of such filing, (c) the occurrence of any Default or Event of Default hereunder, (d) the initiation of a legal or regulatory action or procedure seeking the suspension, revocation or termination of Company’s eligibility, in any respect, as an approved lender, and issuer as described under Section 5.1 hereof, (e) the suspension, revocation or termination of any existing credit or Investor relationship made to Company to facilitate the sale and/or origination of residential mortgages, which termination, suspension, revocation or termination would reasonably be expected to have a material and adverse effect on Company’s business operations, (f) the transfer, revocation, termination or non-renewal of any servicing contract to which Company is a party, or which is held for the benefit of Company (but not including transfers, terminations and non-renewals in the ordinary course of Company’s business), which transfer, revocation, non-renewal or termination would reasonably be expected to have a material and adverse effect on Company’s business operations, and (g) any other action, event or condition of any nature which could reasonably be expected to lead to or result in a material adverse effect upon the business, operations, assets, or financial condition of Company or which, with or without notice or lapse of time or both, would constitute a default under any other material agreement, instrument or indenture to which Company is a party or to which Company, its properties or assets are subject.

(g) Payment of Debt, Taxes, etc. Pay and perform all material obligations of Company promptly and in accordance with the terms thereof and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon Company or upon its income, receipts or properties before the same shall become past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that Company shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Company shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonably and diligently pursued and pursuant to which adequate reserves have been established if required by GAAP.

(h) Insurance. Maintain (i) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as satisfy prevailing FNMA, GNMA or FHLMC requirements applicable to a qualified mortgage originating institution, and (ii) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity, and (iii) within thirty (30) days after notice from Bank, will obtain such additional insurance as Bank shall reasonably require, all at the sole expense of Company. Copies of all such policies shall be furnished to Bank without charge upon the reasonable request of Bank.

(i) Reserved.

(j) Other Loan Obligations. Perform in all material respects all obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Company is bound or to which any of its property is subject, and will promptly notify Bank in writing of the cancellation or reduction of any of its other mortgage warehousing lines of credit or agreements with any other lender.

(k) Use of Proceeds of Company Subsidiary Loans. Cause the proceeds of each Company Subsidiary Loan to be used solely for the applicable permitted purposes set forth in Section 2.1(b) hereof.

(l) Due Diligence by Bank. Assist Bank in the performance of Bank’s due diligence in response to Company Subsidiary Loan Requests in order for Bank to gain assurance that the terms and conditions of this Agreement will be met, and also shall cause its Company Subsidiaries to provide such assistance.

(m) Minimum Net Worth. The Company shall maintain at all times a consolidated Net Worth of not less than $ 3,500,000.

(n) Minimum Pretax Net Income. The Company shall maintain consolidated pretax net income of $750,000, in the aggregate, calculated over the then prior four (4) quarters, with not more than three (3) consecutive quarters revealing a net loss.

(o) Indebtedness to Total Assets. Not permit Company's total indebtedness, less indebtedness due to affiliates, at any time to exceed ninety-five percent (95%) of its total assets.

(p) Company Subsidiary Compliance. The Company shall cause each Company Subsidiary to fully comply with the material terms of this Agreement, its Note, and all related agreements or instruments executed and delivered to Bank in connection herewith or in connection with a Company Subsidiary Loan.

Section 6.2. Of the Company Subsidiary. Each Company Subsidiary that becomes a party to this Agreement agrees that so long as the Commitment or its Company Subsidiary Loan is outstanding or there remains any obligation of the Company Subsidiary to be paid or performed under its Note, or any of its Pledged Mortgage Loans remain subject to this Agreement, the Company Subsidiary shall:

(a) Payment of Note. Punctually pay the principal and interest on and all other amounts due and payable under this Agreement or the Note in accordance with the terms thereof.

(b) Reports. Make available, deliver or cause to be delivered to Bank such reports as set forth below:

(i)	Such reports in respect of the Pledged Mortgage Loans, in such detail and at such times as Bank in its reasonable discretion may request at any time or from time to time.

(ii)
Upon request, make available to Bank copies of audits, examinations and reports concerning the operations of the Company Subsidiary from any Investor, Insurer or licensing authority to the extent not subject to restrictions on disclosure.

(iii)	Make available to Bank from time to time, with reasonable promptness, such further information regarding the business, operations of the Company Subsidiary as Bank may reasonably request.

All reports furnished to Bank pursuant to clauses (i), (ii) and (iii) above shall be prepared on a consistent basis and, where applicable, on a consistent basis with any financial statements previously delivered by Company as at, and for the period ended (except to the extent otherwise required to conform to good accounting practice and with respect to which appropriate disclosure is made).

(c) Maintenance of Existence; Conduct of Business. Preserve and maintain its Company Subsidiary existence in good standing and all of its rights, privileges, licenses, qualifications and franchises necessary or desirable in the normal conduct of its business, a breach of which could reasonably be expected to materially adversely affect its business, operations, assets, or financial condition or which could reasonably be expected to materially adversely impair the ability of Company Subsidiary to perform its obligations under this Agreement and the Note, including, without limitation, its eligibility as an approved lender and issuer as described under Section 5.2(l) hereof; and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement.

(d) Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority and customary industry standards, a breach of which could reasonably be expected to materially adversely affect its business, operations, assets, or financial condition or which could reasonably be expected to materially adversely impair the ability of Company Subsidiary to perform its obligations under this Agreement and the Note, except where contested in good faith and by appropriate proceedings.

(e) Inspection of Books, Records, Systems, and Properties. Permit authorized representatives of Bank, its parent company or affiliates, upon prior notice to the Company Subsidiary, (i) to discuss the business, operations, assets and financial condition of the Company Subsidiary with the officers and employees, (ii) to examine its books, records, information and service systems, and properties, and make copies or extracts thereof subject to applicable laws with respect to confidentiality of customer records, including without limitation access to the Custodian’s books, records, systems, properties, and documents, (iii) to examine and audit its Mortgage Pool records, individual Pledged Mortgage Loans, and related documentation and Collateral, and (iv) for those purposes, to visit the Company Subsidiary’s offices, all at such reasonable times as Bank may request. Upon the request of its accountants, the Company Subsidiary shall provide its internal and independent accountants with a copy of this Agreement and shall instruct them to answer candidly and fully any and all questions that the officers of Bank or any authorized representatives of Bank may address to them in reference to the financial condition or affairs of the Company Subsidiary. The purposes or uses for which Bank may use the right of inspection, examination, and audit set forth in this Section shall include, without limitation, the following: (i) to ensure that the Company Subsidiary’s Loan, its administration, and its payment processing remain in compliance with the terms of this Agreement generally; (ii) to enable Bank (a) to periodically sample or test the flow of payments received from its Pledged Mortgage Loan obligors and not from other sources, (b) to see if there is any rise in bankruptcy filings among its Pledged Mortgage Loan obligors, (c) to see if payments on particular Pledged Mortgage Loans are being credited to the Related Loan properly, and (z) to determine the extent to which such payments are supporting other outstanding Company Subsidiary Loans made under this Agreement or under the BOS Master Agreement; and (iii) to enable Bank to periodically determine the value of the Collateral from time to time.

(f) Notice. Give prompt written notice to Bank of any Company Subsidiary’s actual knowledge of (a) any action, suit or proceeding instituted against a Company Subsidiary in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign) which may reasonably be expected to result in damages of Two Hundred Fifty Thousand Dollars ($250,000.00) or more, or of any written notification that the filing of any such action, suit or proceeding against any Company Subsidiary is imminent, and containing the details thereof, (b) the filing, recording or assessment of any federal, state or local tax lien of more than $100,000.00, individually or in the aggregate, against any Company Subsidiary, or any of its assets, which lien is not released or satisfied within sixty (60) days and such Company Subsidiary has not commenced and is not then diligently pursing, in good faith, appropriate actions to stay enforcement of the lien or assessment or to contest the validity of such filing, (c) the occurrence of any Default or Event of Default hereunder, (d) the initiation of a legal or regulatory action or procedure seeking the suspension, revocation or termination of any Company Subsidiary’s eligibility, in any respect, as described under Section 5.2 hereof, (e) the suspension, revocation or termination of any existing credit or Investor relationship made to a Company Subsidiary to facilitate the sale and/or origination of residential mortgages, which termination, suspension, revocation or termination would reasonably be expected to have a material and adverse effect on such Company Subsidiary’s business operations, (f) the transfer, revocation, termination or non-renewal of any servicing contract to which a Company Subsidiary is a party, or which is held for the benefit of a Company Subsidiary (but not including transfers, terminations and non-renewals in the ordinary course of such Company Subsidiary’s business), which transfer, non-renewal, revocation or termination would reasonably be expected to have a material and adverse effect on such Company Subsidiary’s business operations, and (g) any other action, event or condition of any nature which could reasonably be expected to lead to or result in a material adverse effect upon the business, operations, assets, or financial condition of any Company Subsidiary or which, with or without notice or lapse of time or both, would constitute a default under any other material agreement, instrument or indenture to which such Company Subsidiary is a party or to which such Company Subsidiary, its properties or assets are subject.

(g) Payment of Debt, Taxes, etc. Pay and perform all obligations of the Company Subsidiary promptly and in accordance with the terms thereof and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon the Company Subsidiary or upon its income, receipts or properties before the same shall become past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that the Company Subsidiary shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which the Company Subsidiary shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonably and diligently pursued, and pursuant to which adequate reserves have been established by the Company if required by GAAP .

(h) Insurance. Maintain or cause to be maintained liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity, and (iii) within thirty (30) days after notice from Bank, will obtain such additional insurance as Bank shall reasonably require, all at the sole expense of the Company Subsidiary. Copies of all such policies shall be furnished to Bank without charge upon request of Bank.

(i) Reserved.

(j) Other Loan Obligations. Perform in all material respects all obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which the Company Subsidiary is bound or to which any of its property is subject, and will promptly notify Bank of the cancellation or reduction of any of its other mortgage warehousing lines of credit or agreements with any other lender.

(k) Use of Proceeds of Company Subsidiary Loans. Use the proceeds of the Company Subsidiary Loan solely for the permitted purposes set forth in Section 2.1(b) hereof.

(l) Due Diligence by Bank. Assist Bank in the performance of Bank’s due diligence in response to the Company Subsidiary Loan Request by the Company Subsidiary in order for Bank to gain assurance that the terms and conditions of this Agreement will be met.

6.3 Special Affirmative Covenants Concerning Collateral.

(a)  The Company and/or the Company Subsidiary warrants and will defend the right, title and interest of Bank in and to the Pledged Mortgage Loans and all other Collateral against the claims and demands of all persons whomsoever other than with respect to Permitted Liens.

(b) The Company and/or the Company Subsidiary shall service or cause to be serviced in all material respects all Pledged Mortgage Loans in accordance with the standard requirements of the issuers of the respective Purchase Commitments covering the same and all applicable governmental requirements, including without limitation taking all actions necessary to enforce the obligations of the obligors under such Pledged Mortgage Loans. The Company Subsidiary shall hold all Escrow Reserves collected in respect of Pledged Mortgage Loans in trust, without commingling the same with non-custodial funds, and apply the same for the purposes for which such funds were collected.

(c) The Company and/or the Company Subsidiary shall also execute and deliver to Bank such instruments of sale, pledge or assignment or transfer, and such powers of attorney, as reasonably required by Bank, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Bank under this Agreement. The Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, or any other applicable law, in addition to all rights provided for herein.

(d) The Company and/or the Company Subsidiary shall maintain, at its principal office (in trust for the benefit of Bank), or in the office of Bank or the Custodian, if any, or in the office of a computer service bureau engaged by Company and/or the Company Subsidiary or by such other third party custodian approved by Bank, and, upon request, shall make available to Bank the originals, or copies in any case where the original has been delivered to Bank, or to an Investor, of its Mortgage Notes and Mortgages included in Pledged Mortgage Loans, Purchase Commitments, and all related Pledged Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

(e) Any and all payments made with respect to the individual Pledged Mortgage Loans have been and will be applied to such Pledged Mortgage Loan in accordance with the terms of the Mortgage Note and Mortgage evidencing and securing that Pledged Mortgage Loan, and the books, records, accounts and reports of Company and/or the Company Subsidiary with respect to the Pledged Mortgage Loans and servicing contracts have been and will be prepared and maintained in accordance with all applicable Investor and Insurer requirements.

Article VII

Negative Covenants

Section 7.1. Of Company. The Company agrees that so long as the Commitment is outstanding or there remains any obligation of or any Company Subsidiary to be paid or performed hereunder or under any Note, Company shall not, either directly or indirectly, without the prior written consent of Bank:

                (a) Contingent Liabilities. Other than obligations to BOS under the BOS Master Agreement, and obligations arising in connection with Investor loan sales and securitization transactions in the ordinary course of business, assume, guarantee, endorse, or otherwise become liable for the obligation of any Person which would cause Company to not be in compliance with the financial covenants of Section 6.1, or which contingent liability, if paid, would otherwise cause a material adverse change in Company’s financial condition.

(b) Merger; Sale of Assets; Acquisitions; Change in Control. Except for the sale, securitization or purchase of loans in the ordinary course of the business, liquidate, dissolve, consolidate or merge or sell, transfer or otherwise dispose of, any substantial part of its assets, nor acquire substantially all of the assets of another if such acquisition would cause Company to not be in compliance with the financial covenants of Section 6.1, or would cause the Collateral to be subject to any Lien other than a Permitted Lien, or would cause any other assets of the Company or any Company Subsidiary to be subject to a Lien, or which would otherwise cause a material adverse change in Company’s financial condition, or which would result in a material adverse change in Company’s business operations, nor permit a change in ownership beneficially or of record of the voting stock of Company which results in Franklin Credit Management Corporation having less than a majority ownership interest in the voting stock of Company.

                (c) Loss of Eligibility. Take, or fail to take, any action that would cause Company to lose all or any part of its status as an eligible lender, which if not maintained in good standing could materially and adversely affect Company’s business, operations, assets, or financial condition or which could reasonably be expected to materially and adversely impair the ability of Company to perform its obligation hereunder, as described under Section 5.1 hereof.

                (d) Restricted Payments. Without the consent of Bank, make any Restricted Payment with cash or other proceeds arising out of the Pledged Mortgage Loans or any other Collateral.

                (e) Special Negative Covenants Concerning Collateral. Except in the ordinary course of business of servicing the Pledged Mortgage Loans in accordance with reasonable and customary servicing practices in the industry for the same type of mortgage loans as the Pledged Mortgage Loans, Company shall not do or permit any of the following:

(i) cancel or terminate any of the Collateral Documents (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or materially amend or otherwise modify any term or condition of any of the Collateral Documents; settle or compromise any claim in respect of any Pledged Mortgage Loan or any other Collateral; or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Collateral Documents or take any other action under any such agreement not required by the terms thereof, unless (in each case) Bank shall have consented thereto.

(ii) Except as permitted in Section 3.4 sell, assign, transfer or otherwise dispose of, or grant any option with respect to the Collateral or any interest therein; or

(iii) pledge or otherwise encumber (other than in respect of Permitted Liens) any of the Collateral, or accept consideration other than cash in payment or liquidation of the Collateral.

Section 7.2. Covenants Of the Company Subsidiary. Each Company Subsidiary that becomes a party to this Agreement agrees that so long as the Commitment or its Company Subsidiary Loan is outstanding or there remains any obligations of such Company Subsidiary to be paid or performed under its Note, or any of its Pledged Mortgage Loans remain subject to this Agreement, the Company Subsidiary shall not take the following actions which could reasonably be expected to materially and adversely impact Company or Company Subsidiary’s ability to perform under this Agreement, either directly or indirectly, without the prior written consent of Bank:

(a) Contingent Liabilities. Other than obligations to BOS under the BOS Master Agreement, and obligations arising in connection with Investor loan sales and securitization transactions in the ordinary course of business, assume, guarantee, endorse, or otherwise become liable for the obligation of any Person except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(b) Merger; Sale of Assets; Acquisitions; Change in Control. Except for the sale, securitization, or purchase of loans in the ordinary course of the business, liquidate, dissolve, consolidate or merge or sell, transfer or otherwise dispose of, any substantial part of its assets, or acquire substantially all of the assets of another, or permit ownership beneficially or of record of the voting stock of Company Subsidiary which results in Company having an ownership interest of less than one hundred percent (100%) of the voting stock of Company Subsidiary.

(c) Additional Indebtedness. Create, incur, assume or suffer to exist any Debt other than (i) the Debt of such Company Subsidiary in respect of the Company Subsidiary Loans; and (ii) unsecured trade payables incurred in the ordinary course of business.

(d) Related Party Transactions. Enter into, or be a party to transaction which will result in or create a monetary obligation between the parties to the transaction in excess of $100,000 in the aggregate, with any affiliate of Company, except for (a) the transactions contemplated by the this Agreement, including without limitation, the transactions contemplated by the Administrative Services Agreement and the servicing agreement with Company and (b) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors’ fees, upon fair and reasonable terms materially no less favorable to it than would be obtained in a comparable arm’s-length transaction with a person not an affiliate.

(e) Investments & Subsidiaries. Form, or cause to be formed, any subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any affiliate or any other Person.

(f) Distributions or Payments of Company Subsidiary. Without the consent of Bank, cause to be paid to itself, or receive, or accept any payments or distributions from the Pledged Mortgage Loans which exceed in the aggregate the amount permitted in Section 2.5(a).

(g) Special Negative Covenants Concerning Collateral. Except in the ordinary course of business of servicing the Pledged Mortgage Loans in accordance with reasonable and customary servicing practices in the industry for the same type of mortgage loans as the Pledged Mortgage Loans, Company Subsidiary shall not do or permit any of the following:

(i) cancel or terminate any of the Collateral Documents (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or materially amend or otherwise modify any term or condition of any of the Collateral Documents; settle or compromise any claim in respect of any Pledged Mortgage Loan or any other Collateral; or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Collateral Documents or take any other action under any such agreement not required by the terms thereof, unless (in each case) Bank shall have consented thereto.

(ii) Except as permitted in Section 3.4. sell, assign, transfer or otherwise dispose of, or grant any option with respect to the Collateral; or

(iii) pledge or otherwise encumber (other than in respect of Permitted Liens) any of the Collateral or any interest therein, or accept consideration other than cash in payment or liquidation of any Collateral.

Article VIII

Defaults; Remedies

Section 8.1.Events of Default. The occurrence of any of the following conditions or events shall be an event of default (“Event of Default”) under this Agreement:

(a) Failure of any Company Subsidiary to pay any installment of principal and/or interest when due or required under its Note or this Agreement, and whether at stated maturity, by acceleration, or otherwise; or failure of Company or any Company Subsidiary to otherwise pay any other sum when due by Company or such Company Subsidiary under this Agreement or under any other agreement related hereto, and such default shall have continued unremedied for fifteen days or more after receipt of written notice thereof to Company; or

(b) Failure of Company or any Company Subsidiary to pay, or any default in the payment of any principal or interest on, any indebtedness or in the payment of any contingent obligation which are in the aggregate amount of One Hundred Thousand Dollars ($100,000.00) or more; or breach or default with respect to any other material term of any indebtedness or of any loan agreement, note, mortgage, security agreement, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, indebtedness of Company, the Company Subsidiary or any other Subsidiaries of Company in the aggregate amount of more than One Hundred Thousand Dollars ($100,000.00) or more to become or be declared due prior to its stated maturity; or

(c) Failure of Company to perform or comply with any term or condition applicable to it contained in Section 7.1 of this Agreement, or failure of any Company Subsidiary to perform or comply with an term or condition applicable to it contained in Section 7.2 of this Agreement; or

(d) Any of Company’s or the Company Subsidiaries’ representations or warranties made herein or in any statement or certificate at any time given by Company or any Company Subsidiary in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

(e) The Company or any Company Subsidiary shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in Sections 8.1 (a), (b) (c), or (d) and such default shall not have been remedied or waived within thirty (30) days after receipt of notice from Bank of such default, provided, however, that as to any default that cannot be cured by the payment of money only and that cannot reasonably be cured with such thirty (30) day period, in the event that Company or Company Subsidiary commences the cure of such non-monetary default within such thirty (30) day period, then, in such case, the thirty (30) day cure period shall be extended so long as Company or Company Subsidiary diligently pursues and prosecutes such cure to completion, provided further, however, that the aggregate cure period shall not exceed ninety (90) days; or

(f)     (i) A court having jurisdiction shall enter a decree or order for relief in respect of Company or any Company Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or (ii) any other similar relief shall be granted under any applicable federal or state law; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any Company Subsidiary, or over all or a substantial part of their respective properties, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Company or any Company Subsidiary for all or a substantial part of its respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Company or of any Company Subsidiary, and the continuance of any such events in this clause (ii) for sixty (60) days unless dismissed, bonded off or discharged; or

(g) The Company or any Company Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by Company or any Company Subsidiary of any assignment for the benefit of creditors; or the inability or failure of Company or any Company Subsidiary, or the admission by Company or any Company Subsidiary in writing of its inability, to pay its debts as such debts become due; or

(h) Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of One Hundred Thousand Dollars ($100,000.00) shall be entered or filed against Company or any Company Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(i) Any order, judgment or decree shall be entered against Company or any Company Subsidiary decreeing the dissolution, liquidation or split up of Company or any Company Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days, provided, however, such event shall not be an Event of Default if within such thirty (30) day period Company or such Company Subsidiary has filed an action to discharge or stay such action and is diligently pursuing such procedures by all appropriate measures and no acts have occurred pursuant to such order, judgment or decree to commence the actual liquidation, dissolution, or splitting up of Company or such Company Subsidiary; or

(j) The Company or any Company Subsidiary shall purport to disavow its obligations hereunder or under the Note, or shall commence a legal proceeding to contest the validity or enforceability hereof or thereof; or Bank’s security interest in any portion of the Collateral shall become unenforceable or otherwise impaired as the result of the actions of Company or a Company Subsidiary; or

(k) An event of default shall occur under the terms of the Warehouse Line of Credit Agreement or the Franklin Line of Credit as the same may be amended from time to time, provided that Bank shall have given Company five (5) Business Days’ notice of its intention to declare an Event of Default hereunder as the result of such default; or

(l) An event of default shall occur under the terms of the BOS Master Agreement, as the same may be amended from time to time, provided that Bank shall have given Company five (5) Business Day notice of its intention to declare an Event of Default hereunder as the result of such default.

  Section 8.2. Remedies Relating to Events of Default. (a) Upon the occurrence of any Event of Default described in Sections 8.1(f) or (g) the unpaid principal amount of and accrued interest on any obligation owed by Company hereunder to Bank, and the unpaid principal amount of and accrued interest on any and all outstanding Notes from each Company Subsidiary and any other sums otherwise due from the Company Subsidiaries hereunder shall automatically become due and payable, without presentment, demand or other requirements of any kind, all of which are hereby expressly waived by Company and each Company Subsidiary, and the obligation of Bank to make Company Subsidiary Loans or advances there-under shall thereupon terminate.

(b) Upon the occurrence of any Event of Default other than those described in Sections 8.1(f) or (g), Bank may, by written notice to Company declare all or any portion of any obligation owed by Company to Bank, and all or any portion of the unpaid principal amount of and accrued interest on any one or more or all outstanding Notes from any one or more of the Company Subsidiaries and any other sums otherwise due from the Company Subsidiaries hereunder to be due and payable whereupon the same shall forthwith become due and payable, together with all accrued interest thereon, and the obligation of Bank to make Company Subsidiary Loans or advances there-under shall thereupon terminate.

(c) Upon the occurrence of any Event of Default, Bank may also do any one or more or all of the following with respect to any Collateral, whether individual items of Collateral relate directly to a particular Company Subsidiary Loan to a Company Subsidiary, or to a now existing or hereafter granted Company Subsidiary Loan, or otherwise:

(i)	Foreclose upon or otherwise enforce its security interest in and Lien on all of the Collateral or on any portion thereof.

(ii)
Notify all obligors of Collateral, or on any portion thereof, that the Collateral has been assigned to Bank and that all payments thereon are to be made directly to Bank, or to such other party as may be designated by Bank; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral by any such obligor or Investor, or any portion of the Collateral, on terms acceptable to Bank; enforce payment and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce security interests in, such Collateral by any available judicial procedure or, if permitted by applicable law, without judicial process and sell property acquired as a result of any such foreclosure.

(iii)
Act,or contract with a qualified third party to act, as servicer of all or any item of Collateral requiring servicing and perform all obligations required in connection with Purchase Commitments, such reasonable third party’s fees to be paid by Company.

(iv)
Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of the State of New York or the state in which the Collateral is located, including but not limited to selling the collateral at public or private sale. The Bank shall give Company not less than sixty (60) days’ notice of any such public sale or of the date after which private sale may be held. The Company agrees that sixty (60) days’ notice shall be reasonable notice. At any such sale the Collateral may be sold as an entirety or in separate parts, as Bank may determine. The Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Bank until the selling price is paid by the purchaser thereof, but Bank shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Bank may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon all or any portion of the Collateral or to foreclose the pledge and sell all or any portion of the Collateral under a judgment or decree of a court or courts of competent jurisdiction, or both.

(v)	Proceed against Company on any obligation owed by Company to Bank or proceed against any one or more Company Subsidiaries under the Notes.

(vi)	Pursueany other rights and/or remedies available at law or in equity against Company and/or the Company Subsidiaries.

(d) Reserved.

(e) The Bank may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of, or the security intended to be afforded by, any Pledged Mortgage Loan, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Bank in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, shall be paid by Company or the Company Subsidiary upon demand, shall be secured by the Collateral, and until paid, shall bear interest from the date of demand at the Post Default Rate.

(f) No failure on the part of Bank to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Bank of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

(g) Notice to Company for purposes of this Section 8.2 shall be deemed to be notice to each and every Company Subsidiary that becomes, now or hereafter, a party to this Agreement.

Section 8.3.Application of Proceeds. Unless otherwise required by applicable law, the proceeds of any sale or other enforcement of Bank’s security interest in all or any part of the Collateral shall be applied by Bank in such order of priority as Bank may determine at its sole discretion, including, without limitation, the following:

(a)  To the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Bank’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Bank in connection therewith;

(b)  To the payment of any other amounts due under any one or more of the Notes (whether for principal or interest or otherwise), in such order and manner as Bank elects;

(c) To the payment of any other amounts due by Company or by any one or more of the Company Subsidiaries under this Agreement, in such order and manner as Bank elects;

If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the Note(s), of all amounts due under this Agreement, and all other amounts due thereunder or hereunder, the Company Subsidiary(ies) and/or Company, as appropriate, shall remain liable for any deficiency.

Section 8.4.Bank Appointed Attorney-in-Fact. The Bank is hereby appointed the attorney-in-fact of Company, and of each Company Subsidiary which becomes a party to this Agreement, after the occurrence and during the continuance of an Event of Default hereunder, with full power of substitution, for the purpose of carrying out the provisions hereof, and of the Company Subsidiary Loans and Notes of parties hereto, and taking any action and executing any instruments which Bank may deem necessary or advisable to accomplish the purposes hereof or thereof, after the occurrence and during the continuance of an Event of Default hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest, unless the interest to which it is coupled has been extinguished. Without limiting the generality of the foregoing, Bank shall have the right and power to give notices of its security interest in the Collateral to any Person, either in the name of Company, in the name of the Company Subsidiary, or in its own name, after the occurrence and during the continuance of an Event of Default hereunder to endorse all Pledged Mortgage Loans payable to the order of Company or the Company Subsidiary, or, after the occurrence and during the continuance of an Event of Default hereunder, to receive, endorse and collect all checks made payable to the order of Company or the Company Subsidiary, representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Mortgage Loans and to give full discharge for the same and execute any and all instruments in writing whatever kind and nature, if they be necessary, and be necessary and deemed proper by Bank to effectively assure its appropriate lien position in the Collateral and in the Pledged Mortgage Loans.

Section 8.5.Right of Set-off. If any Company Subsidiary or Company shall default in the payment of any Note or this Agreement, any interest accrued thereon, or any other sums which may become payable hereunder or thereunder when due, or in the performance of any of its or their other obligations or liabilities thereunder or hereunder, Bank shall have the right, at any time and from time to time, without prior notice, to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by Bank or a parent company, affiliate, or subsidiary to or for the credit of the account of Company or any Company Subsidiary against and on account of the obligations and liabilities of Company and the Company Subsidiaries under this Agreement, or under any Note or this Agreement, irrespective of whether or not Bank shall have made any demand thereunder or hereunder and whether or not said obligations and liabilities shall have matured, provided, however, Bank shall promptly notify Company subsequent to Bank exercising any such set-off, and provided, further , that the aforesaid right of set-off shall not apply to (a) any payments and/or deposits delivered to Bank through a lock box or otherwise on behalf of or for the account of BOS in accordance with the Inter - Creditor Agreement, or on behalf of or for the account of any other third party, or (b) any deposits of Escrow Reserve monies or other funds being held on behalf of the mortgagors or other third parties under Mortgage Loans whether or not pledged to Bank or other third parties, including BOS .

Section 8.6.Cost of Enforcement. The Company and each Company Subsidiary agree to pay all costs and expenses of Bank, including reasonable attorney’s fees, arising in connection with the enforcement of this Agreement, or collection of amounts payable under this Agreement or any Note or other documents and instruments related hereto and thereto.

Article IX

Reimbursement of Expenses; Indemnity

The Company or the Company Subsidiary, as appropriate, shall:

Section 9.1.Payments of Taxes. Pay, and hold Bank and each holder of any Note harmless from and against, any, and all, present and future stamp, documentary and other similar taxes with respect to the Pledged Mortgage Loans and save Bank and the holder or holders of any Note harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes. The obligations of Company and the Company Subsidiaries under this Section 9.1 shall survive the repayment of the Notes and the Company Subsidiary Loans and the termination of this Agreement and the other Loan Documents.

Section 9.2.Indemnification. Indemnify, pay and hold harmless Bank and any of its officers, directors, employees or agents and any subsequent holder of any Note from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (the “Indemnified Liabilities”) (excluding any such Indemnified Liabilities resulting from failure by Bank to perform any of its obligations under this Agreement, or any Note, or any other document referred to herein or therein as established in a suit between Company and/or the Company Subsidiary and Bank which may be the same suit in which indemnification is being sought hereunder by Bank and any liabilities arising from Bank’s negligence, gross negligence, or willful misconduct) which may be imposed upon, incurred by or asserted against Bank or such holder in any way relating to or arising out of this Agreement, any Note, or any other document referred to herein or therein or any of the transactions contemplated hereby or thereby to the extent that any such Indemnified Liabilities result (directly or indirectly) from (a) the material inaccuracy or incompleteness of any representation or warranty made by Company or by the Company Subsidiary in this Agreement, or in any schedule, statement, exhibit or certificate furnished by Company or by any Company Subsidiary pursuant to this Agreement, or any Note, or (b) the failure by Company or by any Company Subsidiary to observe or perform any term or provision of this Agreement, or of any agreement executed in connection herewith, or any Note, or (c) any claims made, or any actions, suits or proceedings commenced or threatened, by or on behalf of any creditor bank or security holder (excluding Bank and the holder or holders of the Note), or any shareholder, mortgagor, customer (including, without limitation, any person or entity having any dealings of any kind with Company or the Company Subsidiary, (excluding Bank and the holder or holders of the Note), trustee, director, officer, employee and/or agent of Company or the Company Subsidiary acting in such capacity, Company, the Company Subsidiary, or any governmental regulatory body or authority. The obligations of Company and the Company Subsidiaries under this Section 9.2 shall survive the repayment of the Notes and the Company Subsidiary Loans and the termination of this Agreement and the other Loan Documents.

Article X

Administrative Services; Payment Processing; Servicing

Section 10.1. Administrative Services Agreement.

 (a) Within a reasonable period of time following the execution of the Agreement, Company and the Company Subsidiary shall become a party to, and shall maintain in effect, an administrative services agreement with Franklin Credit (the “Administrative Services Agreement”) reasonably acceptable to Bank, which covers the provision by Franklin Credit of any and all administrative services necessary or helpful for Company and each Company Subsidiary to operate their business and for the payment by Company and each such Company Subsidiary to Franklin Credit of reasonable compensation for those services with respect to the Pledged Mortgage Loans. Those services shall include, without limitation, the handling of such matters as: safe-keeping and administration of Mortgage Loan Documents (other than those which have been delivered to Bank or any Custodian); processing of and record-keeping for Mortgage Loan payments; insurance; government reporting; Mortgage Loan administration and collection; and compliance with this Agreement with respect to the Pledged Mortgage Loans.

(b)  In the event that the terms of the Administrative Services Agreement should conflict with the terms of this Agreement or with the Lock Box Terms, the terms of this Agreement or of the Lock Box Terms shall prevail.

(c) Upon an Event of Default, (i) Bank, with the consent of BOS, shall have the right to terminate the Administrative Services Agreement and transfer servicing to its designee, (ii) Company will cause Franklin Credit, to service the Pledged Mortgage Loans for the benefit of Bank as if Bank was the owner of the Pledged Mortgage Loans until such time, if any, as Bank and BOS have mutually terminated the Administrative Services Agreement, (ii) Company will cooperate with Bank and cause Franklin to cooperate with Bank to effect a transfer of the servicing of the Pledged Mortgage Loans in connection with any such Bank termination of the Administrative Services Agreement.

(d) The Company covenants to maintain or cause the servicing of the Pledged Mortgage Loans to be maintained in conformity with reasonable and customary servicing practices in the industry for the same type of mortgage loans as the Pledged Mortgage Loans and in a manner at least equal in quality to the servicing Company provides for mortgage loans which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default or (ii) the date on which this Agreement terminates.

Article XI

Miscellaneous

Section 11.1. Relationships of Parties. The relationship between Bank and each Company Subsidiary which becomes a party to this Agreement is limited to that of creditor/secured party, on the one hand, and borrower, on the other hand. The relationship between Bank and Company is limited to that of creditor/secured party, on the one hand, and contract obligor and parent of Company Subsidiaries, on the other hand. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of Bank to protect its interests as lender in assuring performance of the obligations hereunder and under the Notes, and nothing contained herein or therein shall be construed as permitting or obligating Bank to act as a financial or business advisor or consultant to Company or a Company Subsidiary, or as permitting or obligating Bank to control Company or a Company Subsidiary, or to conduct Company’s or to a Company Subsidiary’s operations, as creating any joint venture, agency, fiduciary, trustee, or other relationship among the parties other than as explicitly and specifically stated herein. The Company and each Company Subsidiary acknowledge that they have had the opportunity to obtain the advice of experienced counsel of their own choosing in connection with the negotiation and execution of this Agreement and the Notes and to obtain the advice of such counsel with respect to all matters contained herein and therein. The Company and the Company Subsidiary further acknowledge that they are experienced with respect to financial and credit matters and have made their own independent decisions to execute and deliver this Agreement.

Section 11.2. Recourse. The Company and each Company Subsidiary each acknowledge and agree that they are each fully liable for repayment of all Company Subsidiary Loans made to them, and/or all sums due by them hereunder, or under the applicable Note and for performance of all obligations contained in this Agreement and in such Note. Furthermore, Company and each Company Subsidiary acknowledge and agree (i) that the Company Subsidiary Loans hereunder are made, were made and will be made by Bank, in addition to other requirements set forth herein, based upon the condition precedent, and in consideration of (in addition to any other consideration), the granting of the security interest in the Collateral by Company and each Company Subsidiary which jointly and severally secure and assure the repayment of all Company Subsidiary Loans, now existing or hereafter made by Bank, to all Company Subsidiaries, and (ii) that without the granting of the security interest in the Collateral by Company and each Company Subsidiary as security for and to assure the repayment of all Company Subsidiary Loans made under this Agreement, such Company Subsidiary, nor any other Company Subsidiary, would be granted or have the benefit of its respective Company Subsidiary Loan under this Agreement. Each Company Subsidiary and Company agree as follows:

(i) Without good cause, neither the Company or any Company Subsidiary shall assert, file or exercise any permissive defense, counterclaim, claim or right to bring any third party actions in any proceedings or action brought by Bank to enforce its rights under this Agreement or any Note against any one or more of Company or Company Subsidiary based on joinder of any other Company Subsidiary and/or Company, contribution, subrogation, reimbursement or any other legal or equitable claims involving the liability of any Company Subsidiary or Company to another;

(ii) To unconditionally and absolutely waive any claim based on marshalling of assets; and

(iii) To the extent, if any, not prohibited by law, until payment in full of all Company Subsidiary Loans and all other sums due hereunder or under the Note, to unconditionally waive and forbear from asserting any benefits or rights under Section 105 or any other provisions of the U.S. Bankruptcy Code to invoke the automatic stay resulting from the bankruptcy of any other Company Subsidiary or Company.

Section 11.3.Notices. All notices, demands, consents, requests and other communications required or, permitted to be given or made hereunder (collectively, “Notices”) shall, except as otherwise expressly provided hereunder, be in writing and shall be delivered in person or telegraphed or mailed, first class, return receipt requested, postage prepaid, or by overnight delivery service or by telecopy or other telecommunications device addressed to the respective parties hereto at their respective addresses hereinafter set forth or, as to any such party, at such other address as may be designated by it in a Notice to the other. All Notices shall be conclusively deemed to have been properly given or made when duly delivered, in person or by overnight delivery service or by telecopy or other telecommunications device, or if mailed on the third Business Day after being deposited in the mails or when delivered to the telegraph company, addressed as follows:

If to Company	Tribeca Lending Corporation C/O Franklin Credit Management Corporation 101 Hudson Street, 25th Floor Jersey City, New Jersey 07302 Attention: Mr. Joseph Ciazzo President Facsimile No. 201-604-1818
With a copy to:	Tribeca Lending Corporation C/O Franklin Credit Management Corporation 101 Hudson Street, 25th Floor Jersey City, New Jersey 07302 Attention: General Counsel Facsimile No. 201-604-1818
If to Bank:	Sky Bank 110 East Main Street Salineville, Ohio 43945 Attn: Mr. Jerry S. Sutherin Senior Vice President Facsimile No.: 330.679.2377

With a Copy To:	Sky Bank 2221 South Church Street Bowling Green, Ohio 43402 Attention: W. Granger Souder, Jr., General Counsel Facsimile Number: (419) 254-6345

Section 11.4. Terms Binding Upon Successors; Survival. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. All representations, warranties, covenants and agreements herein contained on the part of Company or of any Company Subsidiary that becomes a party to this Agreement shall survive the making of the applicable Company Subsidiary Loan and the execution of the applicable Note, and shall be effective so long as the Commitment is outstanding or there remains any obligation of Company hereunder, or any obligation of a Company Subsidiary under the Note to be paid or under this Agreement to be performed. All representations, warranties, covenants, and agreements contained in any Note and in this Agreement on the part of a Company Subsidiary shall survive the making of the applicable e Company Subsidiary Loan and the execution of such Note, and this Agreement, and shall be effective so long as any Company Subsidiary Loan is outstanding or there remains any obligations of any Company Subsidiary under its applicable Note to be paid or under this Agreement to be performed.

Section 11.5. Assignment. This Agreement may not be assigned by Company or by the Company Subsidiary. This Agreement, each Note, along with Bank’s security interest in any or all of the Collateral, may be transferred or assigned, in whole or in part, by Bank in its sole discretion and any such transferee or assignee thereof may enforce this Agreement, such Note, and such security interest, provided, however, any transfer or assignment of Bank’s rights and obligations under this Agreement shall only be made pursuant to (i) a successor by merger to Sky Bank; (ii) third party participants pursuant to which Sky Bank shall remain as the lead lender and servicer, or (iii) to a third party institutional lender with sufficient capital and experience in with commercial credits of a size and nature similar to the transactions evidenced hereby and being otherwise reasonably acceptable to Company.

Section 11.6. Amendments. This Agreement may not be modified or amended or waived unless such modification, waiver or amendment is in writing signed by Bank and Company. All such written amendments, modifications and extensions to this Agreement and any other agreements related hereto executed by Company shall be binding upon each Company Subsidiary that now or hereafter becomes a party to this Agreement to the same extent as if such amendment, modification or extension had been executed by each such Company Subsidiary, and each such Company Subsidiary shall thereafter be bound by any such amendments, modifications and extensions.

Section 11.7. No Waiver; Remedies Cumulative. No failure or delay on the part of Company, any Company Subsidiary, or Bank or any holder of any Note in exercising any right, power or privilege hereunder, or under any Note, and no course of dealing between or among Company, any Company Subsidiary, and Bank or the holder of any Note, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein and therein expressly provided are cumulative and not exclusive of any rights or remedies which Company, the Company Subsidiary, or Bank or the holder of any Note would otherwise have. No notice to or demand on Company or any Company Subsidiary in any case shall entitle Company or such Company Subsidiary to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

Section 11.8. Invalidity. In case any one or more of the provisions contained in this Agreement, any Note, or in any other agreement or instrument related hereto shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof or thereof, and this Agreement, such Note, and such other instruments or agreements shall be construed as if such invalid, illegal or unenforceable provision had not been included.

Section 11.9. Participations. The Bank may from time to time sell or otherwise grant participations in any Note, to third party participants which are institutional lenders with sufficient capital and experience in with commercial credits of a size and nature similar to the transactions evidenced hereby and being otherwise reasonably acceptable to Company, and pursuant to which Bank shall remain as the lead lender and servicer, and the holder of any such participation, if the participation agreement so provides, (a) shall, with respect to its participation, be entitled to all of the rights of Bank, and (b) may exercise any and all rights of setoff or banker’s lien with respect thereto, in each case as fully as though Company or the applicable Company Subsidiary were directly indebted to the holder of such participation in the amount of such participation; provided, however, that Company or such Company Subsidiary shall not be required to send or deliver to any of the participants other than Bank any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of Bank.

Section 11.10.Integration. This Agreement, together with each Note and other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between or among the parties hereto and thereto, with respect to the subject matter hereof and thereof.

Section 11.11.Additional Instruments, etc. The Company and each Company Subsidiary shall execute and deliver such further instruments, and shall do and perform all matters and things necessary or expedient to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

Section 11.12.Governing Law. This Agreement and the rights and obligations of the parties hereunder, under each Note and under other documents executed pursuant to the terms hereof and thereof shall be construed in accordance with and governed by the laws of the State of New York. For any dispute arising under this Agreement or in connection herewith, the Borrower hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of New York and the United States Courts for the Southern District of New York or the courts of the State of Ohio and the United States Courts for the Northern District of Ohio.

Section 11.13.Company and Company Subsidiary Information. The Company and each Company Subsidiary hereby authorize Bank to provide any Affiliate of Bank with information regarding them, including copies of documents, financial statements, corporate records and reports, obtained by Bank from them or any other entity during the course of the negotiation or administration of this Agreement.

Section 11.14. Counterparts; Execution by Company Subsidiaries.

(a) This Agreement may initially be executed in one or more counterparts by Bank, Company, and the Company Subsidiaries in existence as of the date hereof on separate counterpart signature pages, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

(b)  Each Company Subsidiary which receives a Company Subsidiary Loan under this Agreement on or after the date hereof shall become a party to this Agreement and shall execute a counterpart signature page substantially in the form Exhibit D hereto. Each such Company Subsidiary shall be deemed to become a party hereto no later than the date of the making of its Company Subsidiary Loan regardless of when or if it signs a counterpart signature page hereto. The Company shall cause each such Company Subsidiary to become a party to this Agreement by executing a counterpart signature page as required by this Section. No consent or other action by the Company or any other Company Subsidiary shall be required in order for any such Subsidiary to become a Company Subsidiary hereunder

(c)  Each Subsidiary of Company, which has heretofore received a Company loan from Bank for the purpose of funding or financing the purchase of Mortgage Loans originated under the Warehouse Line of Credit Agreement, as listed on Schedule C attached hereto, and any part of the principal of which is still outstanding, or any Collateral for which is still in effect as of the date of this Agreement, shall be treated as a Company Subsidiary hereunder, shall become a party hereto, and shall execute a counterpart signature page substantially in the form of Exhibit D. Each such Company Subsidiary shall be deemed to become a party hereto as of the date hereof regardless of when or if it signs a counterpart signature page hereto, and such loan shall now be deemed to be a Company Subsidiary Loan. The Company shall cause each such Company Subsidiary to become a party to this Agreement by executing a counterpart signature page as required by this Section.

Section 11.15.Privacy and Security; Confidentiality.

(a) Bank acknowledges that Company and each of the Company Subsidiaries are required to safeguard nonpublic personal information of their respective customers. This duty to safeguard personal information requires Company and the Company Subsidiaries to ensure that third parties who may observe or obtain nonpublic personal information also safeguard this information to the same extent. Accordingly, Bank agrees and represents and warrants that Bank shall, at all times, comply with the requirements of the Gramm-Leach-Bliley Act, Pub. L. 106-102, as amended, and its implementing regulations, with respect to maintaining the confidentiality and security of nonpublic personal information of Company’s customers in connection with Bank’s rights under this Agreement. Bank acknowledges that all documents and information furnished to or obtained by Bank, whether in written or verbal form, relating to the personal, non-public information of Company’s and the Company Subsidiary’s customers (collectively, the “Confidential Information”), constitute valuable assets of, and are proprietary to, Company, the Company Subsidiaries and its affiliates. Accordingly, Bank agrees not to disclose (whether directly or indirectly) or use any Confidential Information except as required to carry out its duties under the Agreement or as required by law. Third party disclosures made in the ordinary course of Bank’s business (including, without limitation, in connection with any proposed participation interest in, or assignment of Bank’s interest under, this Agreement or any Note) are permitted, provided they are solely in furtherance of Bank’s duties under this Agreement and are made to a party bound by privacy and security provisions consistent herewith. Bank agrees to establish and maintain procedures reasonably designed to assure the security of all Confidential Information. This Privacy and Security Section 11.15 shall survive termination of the Agreement.

(b) Bank furthermore agrees (on behalf of itself and each of its respective affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to Bank by Franklin Credit, Company or any Company Subsidiary, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by applicable law, (ii) to counsel for the Bank, (iii) to bank examiners, and Bank's auditors or accountants, (iv) to the extent that such information is already publicly known not as result of any breach of this Section, (v) to any bona fide assignee or participant (or prospective bona fide assignee or participant) so long as such assignee or participant (or such prospective assignee or participant) agrees in writing to be bound by the provisions of this Section, or (vi) in connection with any litigation to which  Bank is a party; provided, that unless specifically prohibited by applicable law or court order, the Bank shall make reasonable efforts to notify Franklin Credit or Company of any request by any governmental agency or representative thereof for disclosure of any such non-public information prior to disclosure of such information, and provided further, that in no event shall Bank be obligated or required to return any materials furnished by Franklin Credit, Company or any Company Subsidiary.

[Signatures are located on the following page.]

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

Company:

TRIBECA LENDING CORPORATION

By:
JOSEPH CAIAZZO
PRESIDENT

Bank:

Sky Bank

By:
JERRY S. SUTHERIN
SENIOR VICE PRESIDENT

SCHEDULE I
Schedule of All Existing Company Subsidiary Loans and Success Fee Due

Exhibit A

Company Subsidiary Loan Request Form

[Date]
Sky Bank
110 East Main Street
Salineville, Ohio 43945
Attn: Mr. Jerry S. Sutherin
SeniorVice President

Ladies/Gentlemen:

This letter is a request for you to make an Company Subsidiary Loan to us in respect of the Mortgage Loans listed in Appendix I hereto, pursuant to the Master Credit And Security Agreement (the “Agreement”) is entered into as of _______________, 2005, between Tribeca Lending Corporation (the “Company”) and Sky Bank (the “Bank”) and each Company subsidiary that is a party thereto as follows:

Company Subsidiary:

Requested funding date:

Mortgage Loans requested to be funded in respect of such Company Subsidiary Loan: See Appendix I hereto.

[Appendix I to Transaction Request Letter will list Mortgage Loans]

Requested Company Subsidiary Loan Amount:

Requested Mortgage Pool:

All capitalized terms used herein shall have the meaning assigned thereto in the Agreement.

[COMPANY SUBSIDIARY]

By:
Name: Title:

Exhibit B

Collateral Documents

•	Approved Loan Proposal
•	Application
•	Loan Summary
•	Credit Report along with corresponding FICO scores
•	Verified collateral insurance
•	Appraisal made out to Tribeca Lending Corporation (where applicable)
•	Flood Determination
•	Flood insurance (if necessary)
•	VOE (where applicable)
•	VOM (where applicable)
•	VOD (where applicable)

(a) the original Mortgage Note bearing a blank endorsement “Pay to the order of _________, without recourse” and signed by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by Company that state law so allows;

(b) the original of any guarantee executed in connection with the Mortgage Note;

(c) if available, the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

(d) the original assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The assignment of Mortgage shall be delivered in blank;

(e) if available, the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a true and complete copy of the related policy binder or commitment for title; and

(f) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

From time to time, Company shall cause to be forwarded to Bank additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan. All such mortgage documents held by the Custodian as to each Mortgage Loan shall constitute the “Collateral Documents”.

Exhibit C

PROMISSORY NOTE

$________________	New York, New York

___________, 20_____

FOR VALUE RECEIVED, ____________________________ (the "Borrower"), hereby unconditionally promises to pay to the order of SKY BANK (the "Bank"), an Ohio banking corporation, at its office located at 10 East Main Street Salineville, Ohio 43945, or such other address as the holder of this Note may designate to Borrower in writing, the principal sum of ______________________________________ AND ____/100 DOLLARS ($_____________), together with interest on the unpaid principal amount hereof at an initial interest rate of __________% per annum. The interest rate will be adjusted monthly, on the first day of each month, in accordance with the terms and provisions of the Loan Agreement (as hereinafter defined) and upon the occurrence and during the continuance of an Event of Default this Note shall bear interest at the Post-Default Rate (as defined in the Loan Agreement).

This Note shall be for a term of Thirty Six (36) months. Beginning __________________, 20______, and on the fifth day of each month thereafter, there shall be due and payable equal monthly principal and interests payments of ___________________________________________________AND _____/100 DOLLARS ($________________), calculated based upon a fully amortizing level payment 240 month amortization schedule, provided, however, Bank reserves the right to adjust the monthly payment amount from time to time based upon changes in the interest rate hereon if, as the result of such interest rate change, "negative amortization" will occur (i.e. the amount of the scheduled principal and interest payment will not be sufficient to pay accrued and unpaid interest). The entire unpaid principal amount outstanding under this Note shall be payable on the three-year anniversary of the date hereof.

Amounts payable on this Note are payable in lawful money of the United States of America in good and immediately available funds at the offices of Bank, or at such other address as the holder of the Note may designate in writing.

If this Note or any installment hereof becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of Ohio, the due date thereof shall be extended to the next succeeding full Business Day.

This Note is a Note referred to in and is subject to the terms, conditions and covenants of, and is secured by certain collateral as more fully described and provided in, a certain Master Credit and Security Agreement, dated as of ______________, 2006, among Bank, Tribeca Lending Corporation, and other subsidiaries of Tribeca Lending Corporation, and to which Borrower has become a party to on or about even date herewith, (the "Loan Agreement"), and Borrower acknowledges receiving a copy of and becoming a party to said Loan Agreement), provided, however, reference to the Loan Agreement and to the collateral does not affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note when due.

This Note is subject to mandatory prepayment in whole or in part as provided in the Loan Agreement. Upon the occurrence of an Event of Default, the principal of, and accrued interest on, this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement. Prepayment of the loan evidenced by this Note is subject to the terms of the Loan Agreement.

This Note shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles thereof relating to the conflict of laws. For any dispute arising under this Note or in connection herewith, the Borrower hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of New York and the United States Courts for the Southern District of New York. Trial by jury is waived by the Borrower for collection hereof.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

It is the intention of the parties hereto to comply strictly with the usury laws of the State of New York and applicable Federal law; therefore, it is agreed that notwithstanding any provision to the contrary in this Note, no such provision shall require the payment or permit the collection of interest in excess of the maximum amount permitted by law.

Except to the extent provided in the Loan Agreement, the Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party primarily or secondarily liable.

_______________________________
By: _________________________
Its: _________________________

Exhibit D

Counterpart Signature Page Form

Counterpart Signature Page

for

Master Credit and Security Agreement

between

Sky Bank and Tribeca Lending Corporation and its Subsidiaries

The undersigned subsidiary of Tribeca Lending Corporation hereby agrees to be bound by the terms, conditions, covenants and provisions of the above-referenced Agreement to which this Counterpart Signature Page will be attached, including, without limitation, the granting of the security interest in Article III of the Agreement and the rights and remedies with respect thereto set forth in Article VIII. By signing below, the undersigned hereby executes and becomes a “Company Subsidiary” (as defined therein) party to the Agreement and grants such security interest. Such security interest covers, among the items of “Collateral” listed in Article III, the “Mortgage Loans” set forth on the Schedule attached to this Counterpart Signature Page.

[name of Company Subsidiary here]

Date: __________________________                     By:_________________________________

Printed Name:

Title:

SCHEDULE D-1

List Of Mortgage Loans Pledged to Bank By:

____________________________
(Name of Company Subsidiary)

EXHIBIT E

LOCK BOX TERMS

A. Lockbox Service. The lockbox service (the “Service”) will operate through a U.S. Postal Service box in the Company’s name (the “Lockbox”) and Company’s demand deposit accounts at Bank (the “Accounts”) which are designated herein below, and which Accounts are subject to Bank’s standard deposit account agreements. Company authorizes Bank and its employees, representatives or authorized agents to (i) pick up and transport from the Post Office mail addressed to the Lockbox, and (ii) open such mail and process its contents according to the Lockbox processing procedures which will be agreed to by Bank and the Company.

B. Company’s Obligations. Company agrees to provide Bank, its employees, representatives or authorized agents with unrestricted and exclusive access to the Lockbox. Company agrees to follow the recommendations and specifications outlined in the Processing Procedures relating, without limitation, to document specifications for the remittance documents to be submitted to the Lockbox. To the extent that Bank’s performance of Lockbox services by Bank requires data, documents, information or materials to be furnished by the Company, the Company agrees to furnish all data, documents, information, and materials and to perform all such acts and to make appropriate personnel, records and facilities available to Bank, within such time and in such form or manner as may reasonably be necessary in order to enable Bank to perform the required Services promptly and in a workmanlike manner.

C. Deposits. Bank will deposit all items which comply with the processing procedures agreed to by Bank and Customer for credit to Company’s Account with Bank. Company authorizes Bank to endorse checks and other payment instruments received (the “Remittances”) and to deposit such instruments in the Accounts. If any payee is a legal entity other than Company, Company represents and warrants to Bank that Company has the proper authorization from such payee to have such check endorsed for deposit, and deposited into the Account, and Company agrees to indemnify Bank against any losses, liabilities, damages, claims, demands, obligations, actions, suits, judgments, penalties, costs or expenses, including, but not limited to, attorneys’ fees (collectively “Losses and Liabilities”), suffered or incurred by Bank as a result of, or in connection with, Company’s failure to have such authorization. Further, Bank may accept checks and other instruments for deposit to the Account without endorsement. Company represents and warrants to Bank that the endorsements of all items received through this Service are proper and valid and that Company has a right to receive such items for deposit to the Account. Company agrees to notify Bank no later than ten (10) calendar days after Company receives an advice of deposit, if there is any error in such advice, and no later than thirty (30) calendar days after Company receives a bank statement on the Account, if such statement contains an error or fails to show a deposit that should have been made during the time period covered by such statement.

D. Account Documentation. Company understands that this Agreement covers
Lockbox Services as described herein and does not cover the handling of the Accounts and the processing of checks drawn on the Account or the availability of the deposits made to the Accounts. The Accounts will be subject to, and Bank’s operation of the Accounts will be in accordance with, the terms and provisions of Bank’s deposit account agreements and the account rules and regulations governing the Accounts (collectively the “Account Agreements”), copies of which Company acknowledges having received, and shall be subject to the Master Credit Agreement to which this Lock Box Terms agreement is attached.

E.  Reasonable Care. As to property of Company in Bank’s possession Bank shall be liable only for the exercise of reasonable care in safekeeping the same and restricting access to authorized persons of information relating to Company’s business or the business of any of Company’s customers which may be received in the course of rendering the Service hereunder.

F. Mail Collection. Bank shall collect the mail from the Lockbox in accordance with Bank’s post office schedule, as such schedule may change from time to time.

G.Limitation of Liability, Indemnity. The Bank will only be liable for actual damages arising from Bank’s intentional misconduct or negligence in the performance of this Service. The Bank will not be responsible for special, indirect, or consequential damages, or for any loss, delay, costs or liability which arise, directly or indirectly, in whole or part, from, Company’s actions or omissions, negligence or breach of any agreement with Bank; any ambiguity, inaccuracy or omission in any instruction or information provided to Bank; accidents, strikes, labor disputes, civil unrest, fire, flood, water damage (e.g., from fire suppression systems), or acts of God; or the actions of others or causes that are beyond Bank’s reasonable control. . Any claim, action or proceeding by the Company for any Lockbox service-related loss or for any losses or liabilities arising under these Lockbox terms, must be commenced within one year from the date that the event giving rise to the claim, action, or proceeding first occurs. The Company agrees to cooperate with Bank in any loss recovery effort Bank undertakes to reduce any loss or liability that arises in connection with Bank’s Lockbox services. Company agrees to indemnify, defend, hold Bank harmless from and against any claim, damage, loss, liability and cost (including, without limitation, reasonable attorneys’ fees) of any kind whatsoever which results directly or indirectly, in whole or in part from: (a) Bank’s actions or omissions, if they are in accordance with the Company’s instructions or the terms of this Agreement; or (b) the actions or omissions of the Company, its agents or employees. This clause shall survive the termination of this Agreement.

Account Information:

Depository Account Number:
Other:

Any correspondence between the Company and Bank concerning normal operations of the Payments Processing and Control service shall be addressed as follows:

Account Name:

Address:

EXHIBIT F

SECURITY AGREEMENT

This Security Agreement is entered into as of this ___ day of February, 2006 by and among Tribeca Lending Corporation, a New York corporation (the "Company") ___________________ and _____________________________, each subsidiaries of the Company (the “Subsidiaries”; such Subsidiaries, together with the Company any other subsidiary of the Company which from time to time becomes a Grantor pursuant to Section 5 hereof, a "Grantor" and collectively, the "Grantors") for the benefit of Sky Bank, an Ohio banking corporation, ("SKY BANK").

WHEREAS, the Company and certain subsidiaries of the Company have requested that SKY BANK enter into that certain Master Credit and Security Agreement, to be dated as of February _____, 2006 (as the same may be amended, restated or otherwise modified from time to time, the "Master Agreement"), among the Company and the subsidiaries of the Company which from time to time become a party thereto (collectively, with the Company, the "SKY BANK Borrowers") and make loans (collectively, the "Sky Bank Loans") to the SKY BANK Borrowers from time to time upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company and certain subsidiaries of the Company have requested that BOS enter into that certain Master Credit and Security Agreement, to be dated as of February _____, 2006 (as the same may be amended, restated or otherwise modified from time to time, the "BOS Master Agreement"), among the Company and the subsidiaries of the Company which from time to time become a party thereto (collectively, with the Company, the "BOS Borrowers") and make loans (collectively, the "BOS Loans") from time to time upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company and the Subsidiaries have requested that BOS make a BOS Loan to the Subsidiaries;

WHEREAS, it is a condition precedent to BOS making such BOS Loans that, as additional security for all Sky Bank Loans, SKY BANK be granted a lien and security interest (junior to the security interest of BOS in accordance with the terms and provisions of that certain Intercreditor Agreement), dated as of even date herewith, between SKY BANK and BOS) in all collateral pledged or pledgable by Grantors as security for the BOS Loans in order that, as additional security for the BOS Loans, BOS shall be granted, and SKY BANK shall consent to, a lien and security interest (junior to the security interest of SKY BANK in accordance with the terms and provisions of the Intercreditor Agreement) in favor of BOS in all collateral pledged or pledgable to SKY BANK as security for the Sky Bank Loans; and

WHEREAS, neither SKY BANK nor BOS would enter into the Master Agreement nor the BOS Master Agreement, respectively, but for the reciprocal cross collateralization contemplated therein and effectuated herein; and

WHEREAS, the Grantors are each Subsidiaries of the Company and are significantly dependent upon the Company and the other Subsidiaries of the Company for financial and other support and will benefit directly and indirectly from the Master Agreement and the BOS Master Agreement and from the BOS Loans and the Sky Bank Loans made pursuant thereto;

NOW THEREFORE, in order to induce BOS to make the BOS Loans and SKY BANK to make Sky Bank Loans and for other good and valuable consideration given, the receipt and sufficiency of which is hereby acknowledged, each Grantor agrees as follows:

SECTION 1 Security Interest. As security for the payment in full of all Sky Bank Loans and all other existing and hereafter arising indebtedness of the SKY BANK Borrowers under the Master Agreement, each Grantor does hereby convey to SKY BANK a security interest (subject to the first priority security interest in favor of BOS) in and lien upon all rights, titles and interest of such Grantor in and to the following described property (collectively, the "Collateral"):

(a) All Mortgage Loans, including all Mortgage Notes and Mortgages and other related Mortgage Loan Documents related to such Mortgage Loans which from time to time are delivered to BOS (or to SKY BANK on behalf of BOS) pursuant to the BOS Master Agreement and in respect of which a BOS Loan has been made, (the "Pledged Mortgage Loans"), a list of the Pledged Mortgage Loans being attached hereto;

(b) All mortgage insurance and all commitments issued by insurers to insure or guarantee any Pledged Mortgage Loans; and all personal property, contract rights, servicing and servicing fees and income, accounts and general intangibles of whatsoever kind relating to the Pledged Mortgage Loans, said insurer commitments and the purchase commitments, and all other documents or instruments delivered to such Grantor in respect of the Pledged Mortgage Loans, including, without limitation, the right to receive all insurance proceeds and condemnation awards which may be payable in respect of the premises encumbered by any Pledged Mortgage Loan;

(c) All right, title and interest of such Grantor in and to all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records, information and data of such Grantor relating to the Pledged Mortgage Loans;

(d) All property of Grantor, in any form or capacity now or at any time hereafter in the possession or direct or indirect control of BOS or SKY BANK relating to the Pledged Mortgage Loans (including possession by a parent company, affiliate or subsidiary thereof) or any third party on behalf of BOS relating to the Pledged Mortgage Loans;

(e) Grantor’s rights (but not any obligations or liabilities of Grantor) under all Purchase Commitments now held or hereafter acquired by Grantor covering Pledged Mortgage Loans and all proceeds resulting from the sale of Pledged Mortgage Loans to Investors pursuant thereto;

(f)  All rights (but not any obligations or liabilities) of Grantor under the Administrative Services Agreement;

(g)  All rights (but not any obligations or liabilities) of Grantor under the purchase agreement or other sale or assignment agreement pursuant to which any Warehouse Line Loans constituting Pledged Mortgage Loans were sold, assigned or otherwise transferred by Grantor;

(h) All rights, title and interest in and to the BoS Account and the Lockbox, and

(i)  All replacements, products and proceeds of any and all of the foregoing (premiums or profits made on the sale of Pledged Mortgage Loans which have been redeemed pursuant to Section 3.4 of the BOS Master Agreement shall be kept by Company).

The foregoing security interest and lien shall remain in effect until all indebtedness secured hereby has been paid in full and the commitment of SKY BANK to make Sky Bank Loans shall have expired, provided, however, if BOS shall release its security interest in any portion of the Collateral pursuant to Section 3.4 of the BOS Master Agreement, then SKY BANK shall be deemed to have automatically released its security interest in the same contemporaneously with the release by BOS.

Upon the request of SKY BANK, each Grantor shall execute any further document or instrument reasonably requested by SKY BANK to further evidence, perfect or effectuate the security interests and liens granted herein. Furthermore, each Grantor (a) hereby authorizes SKY BANK to sign (if required) and file financing statements at any time with respect to any of the Collateral, without such financing statements being executed by, or on behalf of, Grantor, (b) shall, at any time on request of SKY BANK, execute or cause to be executed financing statements in respect of any Collateral, and (c) shall reasonably cooperate to provide any information reasonably required by SKY BANK in connection with the filing of financing statements with respect to the Collateral.

SECTION 2. Warranties. Each Grantor makes each representation and warranty set forth in Section 5.3 of the BOS Master Agreement as if such representations were fully set forth herein (with the exception that the security interest granted to SKY BANK is junior to the security interest of BOS).

SECTION 3. Inspection; Possession. SKY BANK shall have all of the rights set forth in Sections 6.1(e) and 6.2(e) of the BOS Master Agreement, as if such provisions were fully set forth herein with respect to SKY BANK.

SECTION 4. Default.

(a) In the event of the occurrence of an Event of Default under and as defined in the Master Agreement, SKY BANK, subject to the terms and conditions of the Intercreditor Agreement, shall have all of the rights and remedies set forth in Sections 8.2 and 8.3 of the BOS Master Agreement which remedies are hereby incorporated herein by reference with the same force and effect as though expressly set forth herein with respect to SKY BANK.

(b) As and to the extend provided in the BOS Master Agreement, SKY BANK is hereby appointed the attorney-in-fact of each Grantor, after the occurrence and during the continuance of an Event of Default under and as defined in the SKY BANK Master Agreement, with full power of substitution, for the purpose of carrying out the provisions hereof and taking any action and executing any instruments which SKY BANK may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as an Event of Default has occurred and is continuing under the SKY BANK Master Agreement, SKY BANK shall have the right and power to (a) give notices of its security interest in the Collateral to any person, either in the name of such Grantor or in its own name, (b) endorse all Pledged Mortgage Loans payable to the order of such Grantor, or, (c)receive, endorse and collect all checks made payable to the order of such Grantor representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Mortgage Loans and to give full discharge for the same and execute any and all instruments in writing whatever kind and nature, if they be necessary, and be necessary and deemed proper by SKY BANK to effectively assure its appropriate lien position in the Collateral and in the Pledged Mortgage Loans, provided, however the exercise of such power of attorney in any and all events being subject to the terms and conditions of the Intercreditor Agreement and the rights of BOS as the first priority lien holder in the Collateral.

SECTION 5. Additional Grantors. Each subsidiary of the Company which after the date hereof becomes a party to the BOS Master Agreement or grants collateral to secure obligations under the BOS Master Agreement shall, as contemplated in Section 3.7 of the Master Agreement, be made a party hereto as an additional Grantor by executing a joinder hereto in the form attached as Exhibit A hereto. No consent or other action by any other Grantor shall be required in order for any such subsidiary to become an additional Grantor hereunder.

SECTION 6. Waivers. Each Grantor waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of any loans made, credit or other extensions granted, collateral received or delivered and any other action taken in reliance hereon and all other demands and notices of any description, except for such demands and notices as are expressly required to be provided to such Grantor under this Agreement or the other Loan Documents. Each Grantor waives, to the full extent permitted by law, the benefit of all appraisement, valuation, stay, extension and redemption laws now or hereafter in force and all rights of marshaling in the event of any sale or disposition of any of the Collateral. Each Grantor assents to any extension or postponement of the time of payment or any other forgiveness or indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromise or adjustment of any thereof, all in such manner and at such time or times as SKY BANK may deem advisable. Subject to the terms and provisions of the Intercreditor Agreement and the other Loan Documents, SKY BANK may exercise its rights with respect to the Collateral without resorting, or regard, to other collateral or sources of reimbursement for the Sky Bank Loans. SKY BANK shall not be deemed to have waived any of its rights with respect to the Collateral unless such waiver is in writing and signed by SKY BANK. No delay or omission on the part of SKY BANK in exercising any right and no course of dealing shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not bar or waive the exercise of any right on any future occasion. All rights and remedies of SKY BANK in the Collateral, whether evidenced hereby or by any other instrument or papers, are cumulative and not exclusive of any remedies provided by law or any other agreement, and may be exercised separately or concurrently.

SECTION 7. General Provisions.

(a) Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the BOS Master Agreement.

(b) This Agreement is binding upon each Grantor and SKY BANK and their respective successors and assigns and shall inure to the benefit of SKY BANK and its successors and assigns as and to the extent provided in the BOS Master Agreement. No Grantor may not assign its rights or obligations hereunder without the prior written consent of SKY BANK, and any such purported assignment shall be void.

(c) No waiver of any part of this Agreement or of any breach hereof, shall constitute a waiver of any subsequent breach or justify or authorize the non-observance of any other part of this Agreement.

(d) All rights, interests and remedies herein granted to SKY BANK shall be cumulative of all other rights, interests and remedies now or hereafter granted to or acquired by SKY BANK and may be exercised by SKY BANK.

(e) Any notice, request, demand, or other communication shall be given via overnight courier or United States first class certified or registered mail, addressed to such party receiving notice at the respective address appearing on the signature page to this Agreement, or to such other address as may be furnished in writing to the other party and shall be deemed received on the next business day if sent via overnight courier and on the third business day after mailing if sent via certified or registered mail.

(f) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

(g) For any dispute arising under this Agreement or in connection herewith, each Grantor hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of New York, County of New York and the United States Courts for the Southern District of New York. Trial by jury is waived by each Grantor. Nothing herein shall affect the right of SKY BANK to bring actions and proceedings against any Grantor in the courts of any other jurisdiction.

(h) The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of any of the provisions of this Agreement.

(i) This Agreement may be executed in any number of counterparts, and by each of the parties hereto on the same or separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.

(j) No provisions of this Agreement shall be waived, amended or supplemented except by a written instrument executed by SKY BANK.

(k) Each Grantor acknowledges, agrees and recognizes that the BOS Subsidiary Loans made to Subsidiaries pursuant to the BOS Master Agreement would not be made to Subsidiaries unless, and it is an express condition to the making of such BOS Loan to Subsidiaries that, all collateral securing the BOS Loans also secure Sky Bank Loans so as to enable BOS to obtain a corresponding second priority security interest in all now existing and hereafter arising collateral securing the Sky Bank Loans as additional security for the BOS Loans, and each Grantor is entering into this Agreement in order to satisfy such condition precedent to such BOS Loan. Each Grantor acknowledges that BOS and SKY BANK have been induced to enter into the Master Agreement and BOS Master Agreement, respectively, because of, among other things, the security interest and lien granted herein.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed this _____ day of _______________, 20______.

_______________________________

By: ___________________________

Its: ____________________________